UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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7-Eleven, Inc.

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7-Eleven, Inc.

2711 North Haskell Avenue • Box 711 • Dallas, Texas 75221-0711

March 24, 2003

Dear 7-Eleven Shareholder:

We invite you to attend our Annual Meeting of Shareholders on Wednesday, April 23, 2003. The meeting will begin at 9:30 a.m., Central Daylight Time, in the Joe C. Thompson Conference Center located on the ground floor of our headquarters at Cityplace Center, 2711 North Haskell Avenue, Dallas, Texas.

If you are planning to attend the meeting in person, please mark the appropriate space on the enclosed proxy card. We have included a map of Cityplace Center on the back cover of the attached proxy statement. The map shows the entrances to the Cityplace Center parking garage.

This booklet contains the formal Notice of Annual Meeting and the proxy statement. The proxy statement tells you about the proposals being presented to the shareholders at this meeting and provides other important information about the procedures for the meeting.

At this meeting, you will be voting on the election of 11 directors; the ratification of the Board of Directors’ selection of our independent accountants; an amendment to the Company’s 1995 Stock Incentive Plan; and an amendment to the Company’s Stock Compensation Plan for Non-Employee Directors.

Our Board of Directors unanimously recommends that you vote FOR each of the persons nominated for election as a director, FOR the ratification of our independent accountants, FOR the amendment to the Company’s 1995 Stock Incentive Plan, and FOR the amendment to the Company’s Stock Compensation Plan for Non-Employee Directors.

We have enclosed a copy of our 2002 Annual Report with your proxy statement and Notice of Annual Meeting. We appreciate your continued interest in 7-Eleven.

Please complete, sign and mail the enclosed proxy card as soon as possible so your vote will be counted at the meeting.

Sincerely,

James W. Keyes

President and Chief Executive Officer and Director

7-Eleven, Inc.

2711 North Haskell Avenue

Dallas, Texas 75204-2906

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

April 23, 2003

To the Shareholders of 7-Eleven, Inc.:

The Annual Meeting of Shareholders of 7-Eleven, Inc. will be held on Wednesday, April 23, 2003, at 9:30 a.m., Central Daylight Time, in the Joe C. Thompson Conference Center on the ground floor at Cityplace Center, 2711 North Haskell Avenue, Dallas, Texas, for the following purposes:

1.	To elect 11 directors to serve for the coming year;

2.	To consider and vote upon a proposal to ratify the appointment of PricewaterhouseCoopers LLP, certified public accountants, to be our independent accountants for the year 2003; and

3.	To consider and vote upon an amendment to the Company’s 1995 Stock Incentive Plan to enlarge the pool of shares available under the Plan;

4.	To consider and vote upon an amendment to the Company’s Stock Compensation Plan for Non-Employee Directors to permit the award of stock options and restricted stock to our independent directors; and

5.	To transact any other business that may properly come before the meeting or any adjournments of the meeting.

Only shareholders of record at the close of business Friday, February 28, 2003, will be entitled to receive notice of, and to vote at, the meeting.

The proxy statement contains further information about each of the matters to be considered.

We invite you to attend the meeting. Whether or not you plan to attend, please date and sign the accompanying proxy card exactly as your name appears on it, indicating your votes by marking the appropriate boxes, and return the proxy card promptly in the enclosed envelope.

By order of the Board of Directors,

Bryan F. Smith, Jr.

Secretary

Dallas, Texas

March 24, 2003

IF YOU PLAN TO ATTEND THE MEETING, PLEASE CHECK

THE APPROPRIATE BOX ON THE PROXY CARD

7-Eleven, Inc.

2711 North Haskell Avenue

Dallas, Texas 75204

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

April 23, 2003

Date first sent or given to security holders: March 31, 2003

GENERAL INFORMATION

Solicitation and Revocability of Proxies

Our Board of Directors is soliciting your proxy for the Annual Meeting of Shareholders to be held April 23, 2003, and at any adjournments of the meeting. Our officers and directors who held office during the last fiscal year and who have been proposed for re-election for this fiscal year, as well as their nominees and associates, have no interest, direct or indirect, in the matters to be voted upon, other than election to office and as specifically disclosed in this proxy statement.

Our Board of Directors requests you to sign and return the proxy promptly, whether or not you plan to attend the meeting. Unless you revoke your proxy or indicate a contrary instruction on the proxy, your properly executed proxy will grant authority to vote, and it will be voted for the election of 11 directors; for ratification of the appointment of the accounting firm of PricewaterhouseCoopers LLP to be our independent accountants for 2003; for the proposed amendment to the 7-Eleven, Inc. 1995 Stock Incentive Plan; and for the proposed amendment to the 7-Eleven, Inc. Stock Compensation Plan for Non-Employee Directors.

You may revoke a previously submitted proxy by giving us written notice at any time before the meeting or by advising the Inspector of Election at the meeting; however, your presence at the meeting will not automatically revoke your proxy. In addition, if you revoke your proxy during the meeting, it will not affect any votes taken before you revoke your proxy. By signing the proxy, you grant discretionary authority to vote upon matters which may properly come before the meeting from the floor or at such a late date as to prohibit additional notice. We are not aware of any matters to be presented other than those described in this proxy statement, except approval of the minutes of the 2002 Annual Meeting of Shareholders.

We bear the cost of soliciting the proxies. We have retained Innisfree M&A Incorporated, New York, New York, to assist in the solicitation, at a cost not to exceed $6,500, plus reimbursement of reasonable out-of-pocket expenses. In addition, we will reimburse brokers or other persons holding stock in their names or in the names of their nominees for charges and expenses incurred in forwarding proxies and proxy material to the beneficial owners. Our officers and regular employees may also solicit, without additional compensation, by mail, telephone, telegraph or in person.

Shares Outstanding and Voting Rights

Our common stock is our only class of voting securities outstanding. Shareholders of record as of the close of business February 28, 2003, are entitled to notice of, and to vote at, the meeting. At the record date there were 104,986,071 shares of common stock, $.0001 par value, outstanding and entitled to vote. There were 1,875 record holders on the record date. Each outstanding share is entitled to one vote.

With respect to the election of directors, each director must be elected by a plurality of the votes cast by the holders of shares entitled to vote. All other matters to be voted upon must be approved by the affirmative vote of the holders of a majority of the shares entitled to vote.

We do not permit cumulative voting for the election of directors or on any other matter. In addition, your abstention from voting and broker non-votes will be counted toward determining the presence of a quorum but will not be included in determining the number of votes “for” the election of directors and will not be counted “for” or “against” any other item being voted upon.

INFORMATION ABOUT THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

The Board of Directors has set the number of directors to be elected at this meeting at 11, which shall constitute the entire board of directors. Each director shall be elected to hold office until the next Annual Meeting of Shareholders or his earlier death, removal or resignation, or until his successor is duly elected and qualified.

Although there is currently no agreement that controls the composition of the Board of Directors, the fact that IYG Holding Co. owns more than 70% of our outstanding common stock (see “Security Ownership of Certain Persons” below) means that IYG Holding Co. can control the composition of our Board of Directors. The nominees for election as directors for 2003 have been nominated by resolution adopted by the current Board of Directors.

Meetings and Committees of the Board of Directors

During 2002, our Board of Directors held five regular meetings.

The Board of Directors has an Audit Committee. Mr. Jay W. Chai served as Chairman of the Committee, and Mr. Gary J. Fernandes and Mr. Lewis E. Platt served as members, throughout 2002.

The Audit Committee met eight times during 2002. The functions of the Audit Committee include:

•	Recommending to our Board the engagement of our independent accountants;

•	Reviewing with our independent accountants the plan and scope of the audit, its status during the year and any recommendations the independent accountants may have for improving or changing the audit and control environment;

•	Reviewing any non-audit services our independent accountants perform and considering the effect, if any, this may have on their independence;

•	Reviewing with our internal auditors the plan, scope and results of their audits and investigations;

•	Discussing with management, the independent accountants and our internal auditors the adequacy of internal accounting controls and, if deemed necessary or appropriate, discussing with each of them, independently of the other, any recommendations on matters that any of them considers to be of importance;

•	Reviewing our accounting principles, policies and practices and our financial reporting policies and practices;

•	Reviewing, prior to publication, our annual audited financial statements as well as such other financial information or releases as the Committee deems desirable; and

•	Undertaking other duties as assigned by the Board of Directors.

The Board plans to amend the current charter of the Audit Committee after the New York Stock Exchange’s proposed new listing requirements become final. The current charter of the Audit Committee is attached to this proxy statement as Appendix A.

At the end of 1999, the SEC and the NYSE adopted new rules relating to Audit Committees. Under these rules, members of the Committee must be financially literate. As required by these rules, our Board of Directors, exercising its business judgment in interpreting the term “financially literate,” has determined that each member of the Audit Committee is financially literate.

In addition, the current NYSE rules require that at least one member of our Audit Committee have accounting or related financial management expertise, as our Board of Directors interprets this qualification in its business judgment. Our Board of Directors has determined that each member of the Committee has served as either a Chief Executive Officer or a Chief Financial Officer of a large corporate entity with responsibility for financial management and decision-making and therefore has the necessary accounting or related financial management expertise.

The NYSE rules also require members of the Audit Committee to be independent, which the current rules define as having no relationship to the Company that may interfere with the exercise of their independence from management and the Company. Our Board of Directors, in the exercise of its business judgment and consistent with NYSE rules, has determined that each member of the Company’s Audit Committee meets the NYSE’s standard for independence.

The Board of Directors has a Compensation and Benefits Committee, of which Mr. Platt serves as Chairman. Mr. Platt, Mr. Fernandes, and Mr. Yoshitami Arai served on the Committee throughout 2002. In September 2002, the Board appointed Mr. Chai as an additional Committee member. For a description of the functions of the Committee see “Compensation of Directors and Executive Officers,” below.

The Board of Directors also has a Nominating Committee. In anticipation of the forthcoming revisions to the NYSE’s listing requirements, in September 2002 the Board changed the name of the Committee to the “Nominating/Corporate Governance Committee” and reconstituted the Committee to include only independent directors. From January 2002 to September 2002, Mr. Toshifumi Suzuki served as Chairman of the Committee, and Mr. Kazuo Otsuka and Mr. James W. Keyes served as members. In September 2002, the Board appointed Mr. Platt as Chairman of the Committee and Messrs. Chai and Fernandes as the other members of the Committee.

The Nominating/Corporate Governance Committee did not meet during 2002; however, the Committee met in January 2003, at which time the Committee approved a recommendation to the full Board regarding the slate of directors to serve during the ensuing year. If security holders wish to recommend a nominee for service on our Board of Directors, they should send a written recommendation to 7-Eleven, Inc., 2711 N. Haskell Ave., Dallas, Texas 75204, Attention: Corporate Secretary.

The Board of Directors also has appointed a Special Committee, chaired by Mr. Fernandes, in connection with certain additional licensing arrangements that we are considering in the People’s Republic of China. Messrs. Platt and Chai also serve on the Special Committee. For more information about the Special Committee’s activities during 2002, please see the discussion entitled “Expansion in China” on pages 36 and 37.

During 2002, each of the current directors attended more than 75% of the combined meetings of the Board of Directors and committees of which such director is a member.

Report of Audit Committee

At their meeting on March 17, 2003, members of our Audit Committee unanimously approved the following report to shareholders:

As members of the Audit Committee of the Board of Directors of 7-Eleven, Inc., we have reviewed and discussed with management the Company’s audited financial statements as of and for the year ended December 31, 2002.

We have discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

We have received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended by the Independence Standards Board, and have discussed with the auditors the auditors’ independence.

Based on the reviews and discussions referred to above, we have recommended to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002.

We have also considered whether the provision of services by PricewaterhouseCoopers LLP not related to the audit of the financial statements referred to above and to the reviews of the interim financial statements included in the Company’s Forms 10-Q for the quarters ended March 31, 2002, June 30, 2002, and September 30, 2002, is compatible with maintaining the independence of PricewaterhouseCoopers LLP.

Jay Chai, Chairman

Gary Fernandes

Lewis E. Platt

Compensation of Directors

The compensation for members of the Board of Directors has been established by resolution adopted by the Board. The annual fee for a director who is not employed by us, Ito-Yokado Co., Ltd. or Seven-Eleven Japan Co., Ltd. has been set at $30,000 a year, plus $1,000 for attendance at each regular or special meeting of the Board or of any Board committee, including meetings held by means of conference telephone or similar communications equipment. We do not compensate directors for signing any consents in lieu of meetings. The annual fee for a director who is an employee of Ito-Yokado or of Seven-Eleven Japan has been set at $18,000 a year. The Chairman of the Audit Committee and the Chairman of the Compensation and Benefits Committee each receive an additional fee of $5,000 annually.

During 1998, the Board approved and adopted the Stock Compensation Plan for Non-Employee Directors. Under this plan, a non-employee director can elect to receive all, none or a portion of his director’s fees in shares of our common stock instead of in cash. Shares are valued as of the closing price on the last trading day of the calendar quarter during which the fees were earned and are issued shortly thereafter. Directors who are our employees receive only their compensation as an employee; they receive no directors’ fees for their service on the Board or any Board committee.

The Board has approved an amendment to the Stock Compensation Plan for Non-Employee Directors, subject to approval by our shareholders. The amendment would permit the award of stock options and restricted stock to our independent directors. If our shareholders approve the amendment, the Board intends to issue to each independent director an annual grant of 6,000 stock options and 2,000 shares of restricted stock. The size of these grants is subject to such future adjustments as the Board may deem appropriate. For more information about the proposed amendment, see Proposal 4, below.

In addition, as described on page 7, Mr. Ashida is paid $11,500 per month, including any director’s fees to which he would otherwise be entitled, under an Independent Consultant’s Agreement entered into on July 1, 1991, and amended in 1995, pursuant to which he serves as liaison with the Board of Directors. Mr. Asakura is one of our Senior Vice Presidents and receives compensation from us for his service as one of our directors and officers under an agreement entered into in 1997 concerning his service (see “Proposal 1. Election of Directors—Information About Nominees,” below, for additional details concerning Mr. Ashida’s and Mr. Asakura’s compensation).

PROPOSAL 1. ELECTION OF DIRECTORS

Information About Nominees

As a preliminary matter, we wish to note that two longstanding members of our Board have elected to retire at the end of their current terms of service: Mr. Masatoshi Ito, who has served as a director and as Chairman of the Board since 1991; and Mr. Clark J. Matthews, II, who has served as a director from 1981 to 1987 and from 1991 to the present, and who, since retiring from his position as our president and chief executive officer in 2000, has served as Co-Vice Chairman of the Board.

The following biographical information includes the names, ages and year first elected a director, the principal occupation or employment, as of March 15, 2003, of each person nominated for service on the Board during the ensuing year, including all positions and offices with 7-Eleven, and the principal directorships held by such persons in non-7-Eleven companies. Also included is information about compensation paid to certain of our directors.

Name	Age	Position with 7-Eleven	Year First Elected Director
Toshifumi Suzuki	70	Vice Chairman of the Board and Director	1991
James W. Keyes	47	President and Chief Executive Officer; Director	1997
Yoshitami Arai	71	Director	1991
Masaaki Asakura	60	Senior Vice President; Director	1997
Timothy N. Ashida	63	Director	1991
Jay W. Chai	69	Director	1991
Gary J. Fernandes	59	Director	1991
Masaaki Kamata	63	Director	1991
Kazuo Otsuka	56	Director	1991
Lewis E. Platt	61	Director	2001
Nobutake Sato	64	Director	1991

TOSHIFUMI SUZUKI has served as our Vice Chairman of the Board and as a Director since March 1991. He has served as President and Chief Executive Officer of Ito-Yokado Co., Ltd. since October 1992, as a Director since 1971, and in various other capacities since 1963.  Mr. Suzuki has served as a Director of Seven-Eleven Japan Co., Ltd., since 1973, its Chairman of the Board and Chief Executive Officer since October 1992 and in various other capacities since 1965. Since 1984, Mr. Suzuki has served as Statutory Auditor of Robinson’s Japan Co., Ltd. He has served as Chairman of the Board of Daikuma Co., Ltd. from 1985 to 2002, President of Seven-Eleven (Hawaii), Inc. since 1989; Chairman of 7dream.com Co., Ltd. since 2000 and President and Director of IYG Holding Co. since 1990. Since 1993, Mr. Suzuki has served as President of York Insurance Co., Ltd. In addition, since 2001 Mr. Suzuki has served as Chairman of IY Card Service Co., Ltd.

JAMES W. KEYES was elected Director in April 1997 and has served as our President and Chief Executive Officer since May 2000. From May 1998 to April 2000 he served as our Executive Vice President and Chief Operating Officer. Mr. Keyes also served as our Chief Financial Officer from May 1996 to April 1998 and in various other capacities since 1985.

YOSHITAMI ARAI was elected Director in March 1991. Mr. Arai has been the Chairman of the Board of Systems International Incorporated, a consulting firm for international joint ventures, licensing and investment arrangements, since 1977, and served as its President from 1970 to 1977. He has been Chairman of Catalina Pacific Media L.L.C. since 1996. In addition, Mr. Arai is a Director of Catalina Marketing Japan K.K., Entry Strategies Inc., Industrial Suppliers S.A. and Pacific Media K.K. Mr. Arai is Chairman of JAIC-Shinrai Capital L.L.C. Mr. Arai is a member of the Pacific Basin Economic Council, APEC Business Advisory Council and other international nonprofit organizations. Since 1996, he has served as Senior Advisor to the Welsh Development Agency, a British government organization.

MASAAKI ASAKURA was elected Director in April 1997 and has served as our Senior Vice President since May 1998. He previously served as Vice President from May 1997 to April 1998. Mr. Asakura served as the General Manager and Overseas Liaison, Planning Department, for Seven-Eleven Japan Co., Ltd., from 1995 to 1997 and in various other capacities since 1976.

TIMOTHY N. ASHIDA was elected Director in March 1991. Since 1972 he has served as the President of A.K.K. Associates, Inc., a consulting firm based in Glendale, California, for Japanese/American investments. Mr. Ashida has also served as a Director of Seven-Eleven Japan Co., Ltd., since 1991. Mr. Ashida has entered into an Independent Consultant’s Agreement with us pursuant to which he is paid $11,500 per month to serve as liaison with our Board of Directors. This fee is inclusive of any director’s fees to which he would otherwise be entitled.

JAY W. CHAI was elected Director in March 1991. He served as Chairman of the Board and Chief Executive Officer of ITOCHU International Inc. from April 1991 to his retirement in June 2001. Prior to his retirement, Mr. Chai held several other positions with ITOCHU International. He also has served as a Director of ITOCHU International from 1983 to 2001. From 2000 to June 2001, Mr. Chai served as Vice Chairman of ITOCHU Corporation, a Japanese trading company. Mr. Chai served as Executive Vice President of ITOCHU Corporation from 1993 to 2000 and in various other capacities since 1986. Mr. Chai also served as a Director of Isuzu Motors Limited from 1984 to 2002.

GARY J. FERNANDES was elected Director in April 1991. He currently serves as a director of webMethods, Inc. and Anacomp, Inc. From January 2000 to June 2001, Mr. Fernandes served as Chief Executive Officer of GroceryWorks.com, an Internet-based home shopping service. Since 2000, Mr. Fernandes has served as Chairman of GroceryWorks. In addition, Mr. Fernandes was a partner in Convergent Partners, Ltd., a venture capital partnership, from January to December 1999. Mr. Fernandes has held the positions of Vice Chairman, Senior Vice President and Director of Electronic Data Systems Corporation, an information technology service company, from 1996 to 1998, 1984 to 1996 and 1981 to 1998, respectively. From 1995 to 1998 he served as Chairman of A.T. Kearney, Inc. He is Governor of the Boys and Girls Clubs of America and Director of the Boys and Girls Clubs of Greater Dallas, Inc.

MASAAKI KAMATA was elected Director in March 1991. He has held several positions with Seven-Eleven Japan Co., Ltd., including Director since 1978 and Vice Chairman since 1997. Since 1989 he has served as Director, and since 1992 as President, of Seven-Eleven (Hawaii), Inc. Mr. Kamata has served as Director and Treasurer of IYG Holding Co. since 1990. He has served as a director of IY Card Service Co., Ltd. since 2001 and as Chairman of Union Lease Co., Ltd. since 2001.

KAZUO OTSUKA was elected Director in March 1991. Since 1986 he has served as General Manager, Corporate Development, for Ito-Yokado Co., Ltd. Since 2000, Mr. Otsuka has served as Statutory Auditor of Seven-Eleven Japan Co., Ltd. He has served as Assistant Secretary of IYG Holding Co. since 1990.

LEWIS E. PLATT was elected Director in June 2001. Mr. Platt served as President and Chief Executive Officer of Hewlett-Packard Company from November 1992 to July 1999, and as a Director and Chairman from September 1993 to his retirement in December 1999. Mr. Platt has also served as Chief Executive Officer and as a Director of Kendall-Jackson Wine Estates Limited from January 2000 to June 2001. In 1995, he was appointed by President Clinton to the Advisory Committee on Trade Policy Negotiations. He also serves on the Wharton School Board of Overseers and as a Trustee of the David and Lucille Packard Foundation. In addition, Mr. Platt has served as a Director of The Boeing Company since 1999.

NOBUTAKE SATO was elected Director in March 1991. Mr. Sato has held several positions with Ito-Yokado Co., Ltd., including Director since 1977 and Executive Vice President since 1993. He has served Ito-Yokado in various other capacities since 1964. He serves on the board of directors of several companies, including Denny’s Japan Co., Ltd. since 1973, Maryann Co., Ltd. since 1982, Oshman’s Japan Co., Ltd. since 1984 and Marudai Co., Ltd. since 1989. Mr. Sato was appointed President of Urawa Building Co., Ltd. in 1985, of Nitsu Systems Kaihatsu Co., Ltd. in 1986 and of Waiaru Kiahatsu Co., Ltd. in 1988 and still serves in those positions. He has been Chairman of York Benimaru Co., Ltd. since 2000 and President of Shiba Park Publishing Co., Ltd. since 1995. Mr. Sato has served as Director and Vice President of IYG Holding Co. since 1990 and as Statutory Auditor of IY Card Service Co., Ltd. since 2001. In addition, he has served as a Director of IY Bank Co., Ltd. since 2001.

Our Board of Directors has recommended each of the nominees presented for election. All nominees are currently members of the Board of Directors. Each nominee has consented to serve as a director if elected. If any nominee becomes unavailable for any reason or should a vacancy occur before the election, proxies may be voted for a substitute nominee. A director elected to fill a vacancy shall be elected for the unexpired term of his predecessor in office.

The Board of Directors recommends a vote FOR the election of each of the nominees, which requires the affirmative vote of a majority of the shares represented and entitled to vote at the meeting. Votes will be tabulated by an inspector of election. An abstention from voting or a broker non-vote will be tabulated as a vote withheld on the election, and will be included in computing the number of shares present for purposes of determining the presence of a quorum for the shareholders’ meeting and whether nominees have received the vote of a majority of the shares present at the meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

At February 28, 2003, the record date for the Annual Meeting, we were aware of the following beneficial owners of 5% or more (as determined under the applicable SEC rules) of the outstanding shares of our common stock, which is our only class of voting security. As of the record date, 104,986,071 shares of our common stock were issued and outstanding. The following table, however, in accordance with the applicable requirements, includes certain shares which Ito-Yokado and Seven-Eleven Japan have the power to acquire within the next 60 days, but which are not currently outstanding.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Common Stock, $.0001 par value	IYG Holding Co. 4-1-4, Shibakoen Minato-ku, Tokyo Japan 105	76,124,428 Shares (a)	72.51%

Common Stock, $.0001 par value	Ito-Yokado Co., Ltd. 4-1-4, Shibakoen Minato-ku, Tokyo Japan 105	10,671,275 Shares (b)	9.23%(b)

Common Stock, $.0001 par value	Seven-Eleven Japan Co., Ltd. 4-1-4, Shibakoen Minato-ku, Tokyo Japan 105	10,252,794 Shares (b)	8.90%(b)

(a)	IYG Holding Co. is a Delaware corporation, created specifically for the purpose of purchasing shares of our common stock. IYG Holding Co. is a jointly owned subsidiary of Ito-Yokado Co., Ltd. and Seven-Eleven Japan Co., Ltd. Ito-Yokado owns 51% and Seven-Eleven Japan Co., Ltd. owns 49% of IYG Holding Co.’s outstanding common stock. Ito-Yokado owns 51% of Seven-Eleven Japan’s outstanding common stock. Messrs. Suzuki, Sato, Kamata and Otsuka are officers and directors of IYG Holding Co. (see “Security Ownership of Management” and “Information About Nominees”). They each individually disclaim beneficial ownership of the shares held by IYG Holding Co.

(b)	Other than through their ownership interest in IYG Holding Co., Ito-Yokado Co., Ltd., and Seven-Eleven Japan Co., Ltd., do not own any of our common stock. As required by the rules and regulations under the Exchange Act, the numbers shown in this table include shares of common stock acquirable by Ito-Yokado (7,355,415 shares) and Seven-Eleven Japan (7,066,968 shares) upon conversion of $300 million 4.5% Convertible Quarterly Income Debt Securities due 2010. We issued these debt securities in November 1995. They are convertible into a total of 14,422,383 shares of our common stock at a conversion price of $20.80 per share. The numbers shown in this table also include shares of common stock acquirable by Ito-Yokado (3,315,860 shares) and Seven-Eleven Japan (3,185,826 shares) upon conversion of $80 million 4.5% Convertible Quarterly Income

Debt Securities due 2013. We issued these debt securities in February 1998. They are convertible into a total of 6,501,686 shares at a conversion price of $12.3045 per share. The percentages listed in the table above assume that Ito-Yokado and Seven-Eleven Japan have exercised their conversion rights and thereby increased both their ownership of our common stock and the total number of shares outstanding.

The percentage ownership shown in this table and the table that follows is calculated as required by Rule 13d-3(d)(1) under the Exchange Act. IYG Holding Co. currently owns 72.5% of our outstanding common stock. Ito-Yokado and Seven-Eleven Japan do not directly own any shares of our common stock.

Security Ownership of Management

The following table and the footnotes that follow show the beneficial ownership of our common stock as of February 28, 2003, as required by SEC rules and regulations, by each director and each person nominated for director, by the Chief Executive Officer and our next four most highly compensated executive officers and by all our executive officers and directors as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(a)		Percent of Class(a)
Masatoshi Ito	407,515	(b)	.39	%(b)
Toshifumi Suzuki	203,845	(c)	.19	%(c)
Clark J. Matthews, II	687,808	(d)	.65	%(d)
Yoshitami Arai	10,179	(e)	*
Masaaki Asakura	2,000	(f)	*
Timothy N. Ashida	6,000	(g)	*
Jay W. Chai	8,575	(h)	*
Gary J. Fernandes	26,076	(i)	*
Michael J. Gade	24,400	(j)	*
Masaaki Kamata	25,773	(k)	*
James W. Keyes	615,772	(l)	.58	%(l)
Edward W. Moneypenny	33,613	(m)	*
Kazuo Otsuka	11,012	(n)	*
Lewis E. Platt	10,460	(o)	*
Gary R. Rose	115,493	(p)	*
Nobutake Sato	25,012	(q)	*
Bryan F. Smith, Jr.	187,372	(r)	*
All executive officers and directors as a group (18 persons) (s)	99,451,402	(s)	78.06	%(s)

*	Rounds to less than one-tenth of one percent

(a)	At February 28, 2003, there were 104,986,071 shares of common stock outstanding. The nature of beneficial ownership of the shares reported, if not direct, is described in this footnote (a) and the footnotes that follow. Included in the numbers of shares shown, as required by the rules and regulations of the Commission, are those shares as to which such persons have or share voting and/or investment power, or with respect to which they have a right to receive such power within 60 days.

(b)	Mr. Ito owns 407,515 shares directly, of which 7,515 shares were acquired under the 7-Eleven, Inc. Stock Compensation Plan for Non-Employee Directors. Additionally, Mr. Ito is Chairman of the Board and a Director of IYG Holding Co. See “Security Ownership of Certain Beneficial Owners,” above.
(c)	Mr. Suzuki owns 203,845 shares directly, of which 3,845 shares were acquired under the 7-Eleven, Inc. Stock Compensation Plan for Non-Employee Directors. Additionally, Mr. Suzuki is President and a Director of IYG Holding Co. See “Security Ownership of Certain Beneficial Owners,” above.
(d)	Mr. Matthews owns 30,208 shares directly, of which 28,666 shares were acquired under our Grant Stock Plan; and holds options to acquire 657,600 shares pursuant to options granted under the 1995 Stock Incentive Plan, all of which are currently exercisable (see “Compensation of Directors and Officers—Executive Officers’ Compensation,” below).
(e)	Mr. Arai owns 10,179 shares directly, of which 4,178 shares were acquired under the 7-Eleven, Inc. Stock Compensation Plan for Non-Employee Directors.
(f)	Mr. Asakura disclaims beneficial ownership of 2,000 shares held in a brokerage account for his daughter.
(g)	Mr. Ashida owns 6,000 shares directly.
(h)	Mr. Chai owns 8,575 shares directly, all of which were acquired under the 7-Eleven, Inc. Stock Compensation Plan for Non-Employee Directors.
(i)	Mr. Fernandes owns 26,076 shares directly, of which 18,076 shares were acquired under the 7-Eleven, Inc. Stock Compensation Plan for Non-Employee Directors.
(j)	Mr. Gade holds options to acquire 24,400 shares pursuant to options granted under the 1995 Stock Incentive Plan, all of which are currently exercisable.
(k)	Mr. Kamata owns 25,773 shares directly, of which 5,773 shares were acquired under the 7-Eleven, Inc. Stock Compensation Plan for Non-Employee Directors. Additionally, Mr. Kamata is Treasurer and a Director of IYG Holding Co. and a Director and Executive Vice President of Seven-Eleven Japan. See “Security Ownership of Certain Beneficial Owners,” above.
(l)	Mr. Keyes owns 9,100 shares which are held in his IRA custodial account; 1,235 shares purchased under the 7-Eleven, Inc. Employee Stock Purchase Plan and held on his behalf by the plan’s administrator, Computershare Investor Services, LLC; 100,000 shares of restricted stock granted to him by the Board during 2002 under the 1995 Stock Incentive Plan; 31,037 restricted stock units, each convertible into a share of the Company’s common stock following his retirement, paid as a portion of his 2002 Annual Performance Incentive and granted pursuant to the 1995 Stock Incentive Plan; and holds options to acquire 1,167,000 shares pursuant to options granted under the 1995 Stock Incentive Plan, of which 474,400 are currently exercisable (see “Compensation of Directors and Officers—Executive Officers’ Compensation,” below).
(m)	Mr. Moneypenny owns 10,000 shares of restricted stock granted to him by the Board during 2002 under the 1995 Stock Incentive Plan; 13,613 restricted stock units, each convertible into a share of the Company’s common stock following his retirement, paid as a portion of his 2002 Annual Performance Incentive and granted pursuant to the 1995 Stock Incentive Plan; and holds options to acquire 50,000 shares pursuant to options granted under the 1995 Stock Incentive Plan, of which 10,000 are currently exercisable (see “Compensation of Directors and Officers—Executive Officers’ Compensation,” below).
(n)	Mr. Otsuka owns 11,012 shares directly, of which 5,012 shares were acquired under the 7-Eleven, Inc. Stock Compensation Plan for Non-Employee Directors. Additionally, Mr. Otsuka is Assistant Secretary of IYG Holding Co. and General Manager, Corporate Development, of Ito-Yokado. See “Security Ownership of Certain Beneficial Owners,” above.
(o)	Mr. Platt and his wife share voting power with respect to 2,000 shares held in a Charles Schwab brokerage account. In addition, Mr. Platt holds 8,460 shares acquired under the 7-Eleven, Inc. Stock Compensation Plan for Non-Employee Directors.
(p)	Mr. Rose owns 200 shares directly, 1,235 shares purchased under the 7-Eleven, Inc. Employee Stock Purchase Plan and held on his behalf by the plan’s administrator, Computershare Investor Services, LLC; 10,000 shares of restricted stock granted to him by the Board during 2002 under the 1995 Stock Incentive Plan; 11,851 restricted stock units, each convertible into a share of the Company’s common stock following his retirement, paid as a portion of his 2002 Annual Performance Incentive and granted pursuant to the 1995 Stock Incentive Plan; and holds options to acquire 256,896 shares pursuant to options granted under 1995 Stock Incentive Plan, of which 92,207 are currently exercisable (see “Compensation of Directors and Officers—Executive Officers’ Compensation,” below).
(q)

Mr. Sato owns 25,012 shares directly, of which 5,012 shares were acquired under the 7-Eleven, Inc. Stock Compensation Plan for Non-Employee Directors. Additionally, Mr. Sato is Chief Financial Officer and a

Director of IYG Holding Co. and Chief Financial Officer of Ito-Yokado. See “Security Ownership of Certain Beneficial Owners,” above.

(r)	Mr. Smith owns 50 shares directly; 1,235 shares purchased under the 7-Eleven, Inc. Employee Stock Purchase Plan and held on his behalf by the plan’s administrator, Computershare Investor Services, LLC; 10,000 shares of restricted stock granted to him by the Board during 2002 under the 1995 Stock Incentive Plan; 12,653 restricted stock units, each convertible into a share of the Company’s common stock following his retirement, paid as a portion of his 2002 Annual Performance Incentive and granted pursuant to the 1995 Stock Incentive Plan; and holds options to acquire 354,304 shares pursuant to options granted under the 1995 Stock Incentive Plan, 163,434 of which are currently exercisable (see “Compensation of Directors and Officers—Executive Officers’ Compensation,” below).
(s)	The total shares shown are as follows: 909,710 shares owned by executive officers and directors directly or with family members; 1,424,041 shares pursuant to options currently exercisable by six current executive officers and Messrs. Matthews and Gade under the 1995 Stock Incentive Plan; 69,154 restricted stock units, each convertible into one share following the executive officer’s retirement, held by four executive officers; 76,124,428 shares held by IYG Holding Co. as of February 28, 2003, and 20,924,069 shares acquirable by Ito-Yokado and Seven-Eleven Japan upon conversion of the convertible debt securities we issued in 1995 and 1998, as described on page 35. In addition, nine of the listed non-employee directors who participate in the Stock Compensation Plan for Non-Employee Directors will receive additional shares after April 1, 2003, but the exact number cannot be determined to after the close of business on March 31, 2003. Therefore, these acquirable shares are not included in this table. Messrs. Ito, Suzuki, Sato, Kamata and Otsuka are directors and officers of IYG Holding Co., and, in addition to Mr. Asakura, are directors and/or officers of Ito-Yokado and Seven-Eleven Japan, but all of these directors disclaim beneficial ownership of any shares held, or to be acquired, by IYG Holding Co., Ito-Yokado and Seven-Eleven Japan.

Section 16(a) Reporting

Section 16(a) of the Exchange Act, requires our directors, executive officers and holders of more than 10% of our common stock to file with the Commission initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. We believe that during the fiscal year ended December 31, 2002, our executive officers, directors and holders of more than 10% of our common stock complied with all Section 16(a) filing requirements. In making this statement, we have relied upon the written representations of our directors and executive officers.

PROPOSAL 2. RATIFICATION OF THE SELECTION OF INDEPENDENT ACCOUNTANTS

The Board of Directors, upon the recommendation of the Audit Committee, has appointed PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) to be our independent accountants for 2003. Although not legally required to do so, upon the recommendation of the Audit Committee, our Board is submitting to the shareholders for ratification at this meeting the appointment of PricewaterhouseCoopers as our independent accountants for 2003. We expect that our shareholders will approve this proposal, but if the proposal is not approved, our Board will revisit its decision to appoint PricewaterhouseCoopers as our independent accountants for 2003.

The services provided to us by PricewaterhouseCoopers in 2003 will include, in addition to performing our audit, audits of certain domestic and foreign subsidiaries and related companies and those of various employee benefit plans; review of quarterly reports; issuance of letters to underwriters in connection with registration statements, if any, we may file with the SEC and consultation on accounting, financial reporting, tax and related matters.

PricewaterhouseCoopers, a nationally known firm, has no direct or indirect interest in our company. The firm of Coopers & Lybrand L.L.P., predecessor to PricewaterhouseCoopers, was originally appointed as our independent accountants in 1992.

Representatives of PricewaterhouseCoopers will be at the meeting, will have an opportunity to make a statement, and will be available to respond to questions.

A summary of fees that PricewaterhouseCoopers has charged us for audit- and non-audit related services during 2002 follows:

Area	Amount of fees
Fees for the audit of the consolidated financial statements of 7-Eleven, Inc., for the year ended December 31, 2002, and for the review of Forms 10-Q during 2002	$1,275,000, of which an aggregate amount of $868,000 had been billed through December 31, 2002

Fees for financial systems design and implementation	None

All other fees	$441,000 consisting of: • $108,000 for benefit plan audits; • $202,000 for other audit-related services; and • $131,000 for tax consulting services.

The Board of Directors recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP to be our independent accountants, which requires the affirmative vote of a majority of the shares represented and entitled to vote at the meeting. Votes will be tabulated by an inspector of election. An abstention from voting and broker non-votes will be included in computing the number of shares present for purposes of determining the presence of a quorum for the shareholders meeting and whether the affirmative vote of a majority of the shares present at the meeting has been received, but will not be counted as a vote either “for”or “against” ratification.

PROPOSAL 3. APPROVAL OF AMENDMENT TO THE 1995 STOCK INCENTIVE PLAN

Background

The 1995 Incentive Plan (the “Incentive Plan”) provides for equity-based awards to key employees of the Company. The Company may grant incentive stock options (“Incentive Stock Options”), as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), stock options other than Incentive Stock Options (“nonqualified stock options” and together with Incentive Stock Options, “Stock Options”), stock appreciation rights (“SARs”), shares of restricted stock (“Restricted Stock”), restricted stock units (“Restricted Stock Units”), performance shares (“Performance Shares”), bonus stock (“Bonus Stock”) and other stock-based awards (collectively, “Incentive Awards”) to eligible participants in the Incentive Plan.

The maximum number of shares of Common Stock initially reserved for issuance under the Incentive Plan was 8,200,000 (as adjusted for one-for-five reverse stock split that became effective on May 1, 2000). Of the approximately 8.2 million shares of Common Stock available for issuance under the Incentive Plan, more than 8.1 million shares have been issued or reserved for issuance pursuant to outstanding Incentive Awards, leaving fewer than 100,000 shares of Common Stock available for future Incentive Awards.

Proposal

The Company proposes to amend the Incentive Plan to increase the number of shares of Common Stock available for issuance of Incentive Awards by 3 million shares for a total of 11.2 million shares. The additional 3 million shares of Common Stock would be available for all types of Incentive Awards.

The amendment would permit the Company to continue to grant Incentive Awards under the Incentive Plan. The continued success of the Company depends on its ability to attract and retain directors and employees who are highly qualified and motivated. The Board of Directors believes that the Incentive Plan promotes this objective by giving participants an opportunity to share in the success of the Company through equity ownership. The Incentive Plan is also designed to align the interests of the Company’s employees with those of its shareholders by providing participants with appropriate incentives to build shareholder value.

Summary of the 1995 Stock Incentive Plan

The following summary description of the Incentive Plan is qualified in its entirety by reference to the Incentive Plan, a copy of which as proposed to be amended is attached hereto as Appendix B and incorporated herein by reference. Terms with their initial letter capitalized that are used in this description and not specifically defined herein shall have the same meaning given such terms in the Incentive Plan.

General Information

The types of awards that may be granted under the Incentive Plan include Incentive Stock Options, (ii) nonqualified stock options, (iii) SARs, (iv) shares of Restricted Stock, (v) Restricted Stock Units, (vi) Performance Shares, (vii) Bonus Stock and (viii) other stock-based awards.

Administration

The Incentive Plan is currently administered by the Company’s Compensation and Benefits Committee, which is appointed by the Board, unless any member of such committee fails to qualify as both a “Non-Employee Director” under Rule 16b-3 under the Securities Exchange Act of 1934 (the “Exchange Act”) and an “Outside Director” under Section 162(m) of the Code. If the members of the Compensation and Benefit Committee do not qualify to administer the Incentive Plan under these regulations, the Board or the Committee shall appoint a sub-committee comprised of directors who do qualify. The committee that at any time administers the Incentive Plan is referred to as the “Committee.” The members of the Committee (through the date of this Annual Meeting of Shareholders, as permitted by the regulations under Section 162(m) of the Exchange Act) are Mr. Lewis E. Platt, Mr. Gary J. Fernandes, Mr. Yoshitami Arai and Mr. Jay W. Chai. Committee members will serve in such capacity until their resignation or removal at any time.

Under the Incentive Plan, the Committee will have wide discretion and flexibility, thus enabling the Committee to administer the Incentive Plan in the manner that it determines, from time to time, is in the best interests of the Company. The Committee also will have authority to interpret the Incentive Plan, to determine the terms and provisions of Incentive Awards, and to make all other determinations necessary or advisable for administration of the Incentive Plan.

Shares Subject to the Incentive Plan

Subject to certain exceptions set forth in the Incentive Plan, the aggregate number of shares of the Company’s Common Stock that may be the subject of Incentive Awards under the Incentive Plan is 8,200,000. The maximum number of shares that may be awarded to any one individual pursuant to Incentive Awards under the Incentive Plan, subject to certain adjustments as described below, is 2,000,000 shares. If the amendment to increase the number of shares reserved for issuance is approved, the total number of shares of common stock reserved for issuance pursuant to the Incentive Plan will be 11,200,000, and a total of approximately 3,100,000 shares will be available for future issuance under the Incentive Plan. Shares acquired as a result of Incentive Awards under the Incentive Plan have been registered under the Securities Act of 1933.

Eligibility

Employees eligible to participate in the Incentive Plan will be designated by the Committee and will be chosen from among those employees determined to be Key Employees. “Key Employees” are those employees of the Company and its Subsidiaries determined by the Committee to have a direct and significant impact on the performance of the Company. The Company’s executive officers are among the employees who are eligible to receive Incentive Awards under the Incentive Plan. As of the date of this proxy statement, approximately 100 persons, including five of our executive officers and Mr. Keyes, who serves as both an executive officer and a director of the Company, will be eligible to participate in the Incentive Plan.

Terms and Conditions of Incentive Awards

Stock Options. The purchase price of Common Stock under each Stock Option granted pursuant to the Incentive Plan will be determined by the Committee; provided, however, that the exercise price for Common Stock subject to a Stock Option will not be less than 100% of the fair market value of the Common Stock on the date of grant of such Stock Option. The aggregate fair market value (determined at the time an Incentive Stock Option is granted) of the Common Stock with respect to which Incentive Stock Options are exercisable for the first time by an employee during any calendar year (under all stock option plans of the Company) will not exceed $100,000, or such other amount as may be prescribed under the Code or applicable regulations and rulings from time to time.

Stock Options may be exercised as determined by the Committee, but in no event later than ten years from the date of grant.

Options awarded under the Incentive Plan will be exercisable at such times and subject to such restrictions and conditions (including without limitation, restrictions based on the passage of time or the achievement of certain performance goals) as the Committee shall determine in its discretion. However, an option generally may not be exercisable until at least one year following the date of grant. Upon the exercise of a Stock Option, the participant must pay the purchase price in full either in cash, a cash equivalent acceptable to the Committee, or a combination of cash and its equivalent acceptable to the Committee. The purchase price may be paid, with the approval of the Committee, by assigning and delivering to the Company shares of Common Stock or a combination of cash and such shares equal in value to the exercise price.

In addition, at the request of a participant and to the extent permitted by applicable law, the Committee may approve arrangements with a brokerage firm under which such brokerage firm, on behalf of the participant, will pay the exercise price of the Stock Options being exercised to the Company, and the Company will promptly deliver to such firm the shares acquired upon such exercise. Participants will not be entitled to receive any fractional shares of Common Stock upon the exercise of Stock Options granted under the Incentive Plan.

All shares of Common Stock issuable upon the exercise of Stock Options may, in the discretion of the Committee, be subject to restrictions on transfer and other features similar to those applicable to awards of Restricted Stock and Restricted Stock Units.

Stock Appreciation Rights. A Stock Appreciation Right (“SAR”) may be granted either in tandem with or independent of a Stock Option. An SAR is the right to receive an amount equal to the excess of the fair market value of a share of the Company’s Common Stock on the date of exercise over the fair market value of a share of Common Stock on the date of grant (in the case of SARs granted independent of a Stock Option) or the exercise price of the related Stock Option (in the case of an SAR granted in tandem with a Stock Option).

An SAR granted in tandem with a Stock Option may require the holder, upon exercise, to surrender the related Stock Option or any portion thereof to the extent unexercised, with respect to the number of shares as to which such SAR is exercised, and to receive payment as described above. The surrendered Stock Option will then cease to be exercisable. A tandem SAR will be exercisable or transferable only to the extent that the related Stock Option is exercisable or transferable.

An SAR granted independent of a Stock Option will be exercisable as determined by the Committee. An independent SAR will entitle the holder, upon exercise, to receive payment as described above. The Committee may limit the amount payable upon exercise of any tandem or independent SAR. Any such limitation will be specified at the time the SAR is granted.

Payment upon the exercise of SARs will be made, at the discretion of the Committee, in cash, in shares of Common Stock, or a combination of cash and shares of Common Stock.

Performance Shares. A Performance Share Award is an award, payable in cash or stock, based on performance goals which may be established by the Committee and the value of which shall be paid to the Participant, if the performance goals, as set forth in the applicable Award Agreement, are satisfied.

Restricted Stock and Restricted Stock Unit Awards. A Restricted Stock Award is the grant of shares of Common Stock or the right to purchase Common Stock at a price determined by the Committee, which is nontransferable and subject to substantial risk of forfeiture until specific conditions are met. A Restricted Stock Unit is a fixed or variable dollar denominated right to acquire Common Stock, which may or may not be subject to restrictions. Certificates evidencing Restricted Stock Awards will bear a legend making reference to the restrictions imposed. The restrictions will lapse in accordance with a schedule or other conditions determined by the Committee. During the restriction period, the holder of a Restricted Stock Award may, in the discretion of the Committee, be given certain rights as a shareholder, including the right to vote the stock subject to the Restricted Stock Award and/or receive dividends with respect thereto.

Bonus Stock Awards. Bonus Stock Awards are awards of shares of Common Stock granted to participants without cash consideration which may be subject to restrictions on transfer or other features similar to those applicable to awards of Restricted Stock and Restricted Stock Units.

Other Stock-Based Awards. The Committee shall also have the authority to grant participants other Stock Awards which can be in the form of shares of Common Stock or units with the terms and conditions of such Awards to be as specified in the Award Agreement.

Acceleration of Vesting and Exercisability

Each Award Agreement shall provide for the effect of a termination of employment due to death, Disability, Early Retirement, Normal Retirement or Divestiture on the vesting, exercisability and termination of such Award, and the effect, if any, of a change of control on such Award.

Award Agreement

The terms of any Incentive Awards under the Incentive Plan are determined by the Committee. Each Award is evidenced by a written agreement between the Company and the person to whom the Incentive Award is made. The Award Agreement specifies the details of the award, the expiration date, if applicable, the number of shares or other units to which the Incentive Award pertains, any conditions to the exercise of the Incentive Award and such other terms and conditions as the Committee, in its discretion, shall determine.

Adjustment Provisions

The terms of an Incentive Award and the maximum number of shares of Common Stock authorized for issuance under the Incentive Plan will be adjusted if the Company subdivides as a whole the number of shares of Common Stock then outstanding into a greater number of shares of Common Stock (such as in a stock split) or consolidates as a whole the number of shares of Common Stock then outstanding into a lesser number of shares of Common Stock (such as in a reverse stock split). In addition, if the Common Stock is subdivided or consolidated into one or more different kinds of securities, the holders of Incentive Awards will be entitled to purchase or receive (in lieu of the shares of Common Stock originally subject to the Incentive Award) the kinds of securities into which the Common Stock is subdivided or consolidated.

Upon a “change in control” of the Company and in the discretion of the Committee, (1) all outstanding Stock Appreciation Rights and Stock Options may become immediately and fully vested and exercisable in full, and (2) the restriction period on any Restricted Stock Award may be accelerated and the restrictions will expire.

In general under the Incentive Plan, a “change in control” of the Company occurs in any of four situations: (1) a person other than the Company, certain affiliated companies or benefit plans, or a company with the same ownership as the Company, acquires 50% or more of the voting power of the Company’s outstanding voting securities; (2) a person described in clause (1) announces a tender offer for 50% or more of the Company’s outstanding voting securities and the Board does not oppose the tender offer; (3) the Company merges or consolidates with another corporation or partnership, or the

Company’s shareholders approve such a merger or consolidation, other than mergers or consolidations in which the Company’s voting securities are converted into securities having the majority of voting power in the surviving company; or (4) the Company liquidates or sells all or substantially all its assets, or the Company’s shareholders approve such a liquidation or sale, except sales to corporations having substantially the same ownership as the Company.

Amendment and Termination of the Incentive Plan

No Incentive Award may be granted under the Incentive Plan after December 31, 2005. The Board may, insofar as permitted by law, with respect to any shares which, at the time, are not subject to Incentive Awards, suspend or discontinue the Incentive Plan.

The Board or the Committee may amend, suspend, or terminate the Incentive Plan or any portion thereof at any time, provided that no amendment shall be made without shareholder approval if such approval is necessary to comply with any tax or regulatory requirement, including without limitations the rules and regulations of the New York Stock Exchange.

The Incentive Plan is intended to comply with the requirements of Section 162(m) of the Code to the extent required to cause Stock Options and Stock Appreciation Rights to be classified as “performance-based compensation” under Section 162(m)(4)(C) of the Code. However, regulations under Section 162(m) of the Code, when finalized, and interpretations of Section 162(m) and such regulations, could require certain amendments to the Incentive Plan to accomplish this classification. To the extent amendments to the Incentive Plan are required, the Board or the Committee may adopt such amendments that it determines are necessary but will not solicit shareholder approval of such amendments unless shareholder approval is required under Section 162(m) of the Code or other applicable law.

Federal Income Tax Consequences

A participant receiving nonqualified stock options or SARs will not recognize taxable income at the time the nonqualified stock option or SAR is granted. At the time the nonqualified stock option or SAR is exercised, the participant will recognize ordinary taxable income in an amount equal to the excess of the fair market value of the Company’s Common Stock on the date of exercise over the exercise price (or fair market value of the Common Stock at the time of grant of SARs granted independent of Stock Options). The Company will be entitled to a concurrent deduction equal to the ordinary income recognized by the participant, to the extent such amount constitutes an ordinary and necessary business expense and provided that the Company satisfies any federal income tax withholding requirements.

An employee granted an Incentive Stock Option will not recognize taxable income at the time of grant or, subject to certain conditions, at the time of exercise. The excess of the fair market value of the Common Stock received over the option price is an item of tax preference income potentially subject to the alternative minimum tax. If Common Stock acquired upon exercise of an Incentive Stock Option is held for a minimum of two years from the date of grant and one year from the date of exercise, the gain or loss (in an amount equal to the difference between the sales price and the exercise price) upon disposition of the Common Stock will be treated as long-term capital gain or loss, and the Company will not be entitled to any corresponding deduction.

If the holding period requirements are not met, the disposition of shares will be treated as disqualifying the shares from Incentive Stock Option treatment, and the employee will recognize ordinary income in an amount equal to the lesser of (i) the excess of the fair market value of Common Stock on the date of exercise over the exercise price or (ii) the amount realized on the sale of such Common Stock over the exercise price. Any gain realized by the employee in excess of such ordinary income will be long-term or short-term capital gain, depending on the holding period of the shares. If the shares are sold for an amount less than the exercise price, such loss will be treated as a long-term or short-term capital loss depending on the holding period for such shares. In the event of a disqualifying disposition, the Company will be entitled to a deduction equal to the ordinary income recognized by the Participant, to the extent such amount constitutes an ordinary and necessary business expense.

An employee receiving a Restricted Stock Award will not recognize taxable income at the time of grant, provided that the Restricted Stock is not transferable and is subject to a substantial risk of forfeiture within the meaning of Section 83(a) of the Code (“Restrictions”). At the time the Restrictions lapse, the employee will recognize ordinary taxable income equal to the difference between the fair market value of the Common Stock at the time the Restrictions lapse and the price paid by the employee for such Common Stock. Any dividends received by the employee before the termination of Restrictions will be taxed as ordinary income. The Company will be entitled to a deduction equal to the ordinary income reported by the employee, provided the Company satisfies any federal income tax withholding requirements. Upon the disposition of the Common Stock, the employee will recognize capital gain or loss equal to the difference between the fair market value of the Common Stock at the time the Restrictions lapse and the amount realized upon the disposition of the Common Stock. Such capital gain or loss will be long-term or short-term depending on whether the participant held the Common Stock for more than one year.

An employee may elect to report and recognize income at the time of grant or purchase of Restricted Stock by filing an election under Section 83(b) of the Code (a “Section 83(b) Election”). If the employee makes a Section 83(b) Election, the Company will be entitled to a deduction equal to the ordinary income reported by the employee in the year of the election, provided the Company satisfies any federal income tax withholding requirements. Dividends paid by the Company before and after the Restrictions lapse will not be deductible by the Company. Upon the disposition of the Common Stock, the employee will recognize capital gain or loss equal to the difference between the amount realized and the sum of the income recognized by the employee as a result of the Section 83(b) Election and any amounts paid by the employee for the Restricted Stock. Such capital gain or loss will be long-term or short-term depending on the Participant’s holding period.

Special rules may apply with respect to employees subject to Section 16(b) of the Exchange Act. Other than in the case of an Incentive Stock Option held in accordance with the specified holding period requirements, the amount and timing of the recognition of income by an employee subject to Section 16(b) (and the concurrent deduction by the Company) on the exercise of a Stock Option or SAR generally will be based on the fair market value of the shares received when the restrictions of Section 16(b) lapse, unless the employee elects otherwise by making a Section 83(b) Election.

Options Granted

The Committee has granted options exercisable for approximately 8 million shares of Common Stock under the Incentive Plan to a total of more than 100 employees, including all officers. An Award Agreement was provided to each grantee which contained the provisions relating to the vesting and exercisability of the options. The Award Agreement also contains conditions relating to treatment of the option upon an employee’s death, Disability, Early Retirement, Normal Retirement or Divestiture from the Company.

The options granted will become exercisable over a five-year period, at 20% per year beginning one year after the date of grant and expire ten years from the date of grant, or upon such other terms as the Committee may determine. Options may be exercised by giving written notice of exercise to the Company specifying the number of full shares of Common Stock being purchased and tendering payment of the option exercise price to the Company. The option price due upon exercise of any option granted pursuant to the Incentive Plan shall be paid to the Company either in full in cash or by tendering previously acquired shares of Common Stock, or in part in cash and part in stock. The market value of the securities underlying the options as of the date of this proxy statement was approximately $55 million.

The Board of Directors recommends a vote FOR the approval of the amendment to the 7-Eleven, Inc. 1995 Stock Incentive Plan, which requires the affirmative vote of a majority of the shares represented and entitled to vote at the meeting. Votes will be tabulated by an inspector of election. An abstention from voting and broker non-votes will be included in computing the number of shares present for purposes of determining the presence of a quorum for the shareholders’ meeting and whether the affirmative vote of a majority of the shares present at the meeting has been received, but will not be counted as a vote either “for” or “against” the approval of the proposed amendment to the 7-Eleven, Inc. 1995 Stock Incentive Plan.

PROPOSAL 4.     APPROVAL OF AMENDMENT TO THE 7-ELEVEN, INC. STOCK COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS

Background

The 7-Eleven Stock Compensation Plan for Non-Employee Directors (the “Plan”) was adopted in 1998 and currently gives non-employee directors of the Company, which are defined under the Plan as those directors of the Company who are not employees of the Company or any of its subsidiaries (“Non-Employee Directors”), the option to receive all, none or a portion of their directors’ fees in shares of Common Stock instead of in cash.

Proposal

The Company proposes to amend the Plan to permit the award of shares of restricted stock and stock options to independent directors, which are defined under the Plan as directors of the Company who are not employees of the Company or any parent, subsidiary or affiliate of the Company (“Independent Directors”). The Board believes that the proposed amendment will further the objectives of the Plan by enabling the Independent Directors of the Company to receive restricted stock, which will be defined under the Plan as shares of Common Stock that cannot be sold, assigned, transferred, pledged, or otherwise encumbered until the first day of the month following the date that the Independent Director ceases to serve as a director of the Company (“Restricted Stock”), or options to acquire Common Stock (together with Restricted Stock, the “Awards”) as part of their compensation as directors. The continued success of the Company depends on its ability to attract and retain directors who are highly qualified and motivated. The achievement of this goal will be furthered by amending the Plan to allow the Company to grant Restricted Stock and options to acquire Common Stock to Independent Directors pursuant to the Plan.

Approximately four of the 11 members nominated for service on the Board during the ensuing year will be eligible to receive Awards under the Plan. A total of 240,000 shares of Common Stock have been reserved for issuance under the terms of the Plan, of which approximately one-third have been awarded to directors from the inception of the Plan to the present.

The Board intends to issue each of the Independent Directors an annual grant of 2,000 shares of Restricted Stock and options to acquire 6,000 shares of Common Stock. The size of these grants is subject to such future adjustments as the Board may deem appropriate.

Summary of the Plan

The following summary description of the material features of the Plan as proposed to be amended is qualified in its entirety by reference to the Plan, a copy of which is attached hereto as Appendix C and incorporated herein by reference. Terms with their initial letter capitalized that are used in this description and not specifically defined herein shall have the same meaning given such terms in the Plan.

Purpose of the Plan

The purpose of the Plan is to provide a variety of ways for Non-Employee Directors of the Company, including Independent Directors, to acquire shares of the Company’s Common Stock without having to purchase such shares in the public securities market. The Company believes that it is in the best interests of the shareholders for the directors to increase their ownership of Common Stock and equity equivalents of the Company.

Under the Plan, Non-Employee Directors can elect to receive all, none or a portion of their directors’ fees in shares of Common Stock, instead of in cash (the “Stock in Lieu of Cash Option”), and the Company may also grant Awards to Independent Directors as part of their directors’ fees. A Non-Employee Director electing to participate in the Stock in Lieu of Cash Option portion of the Plan shall submit an Election Agreement to the Company each calendar quarter. In the Election Agreement, the Non-Employee Director will designate what percentage of his or her director’s fee, if any, that he desires to receive in shares of Common Stock instead of in cash. The shares of Common Stock will be issued to the Non-Employee Directors after the end of the calendar quarter during which the directors’ fees are earned. The Common Stock will be valued at the closing price on the last day of the calendar quarter for which the fees are earned. The shares of Common Stock issued cannot be sold or transferred for at least six months following the date of issuance.

In addition, the Board will have the ability to grant Restricted Stock and options to acquire Common Stock to the Independent Directors.

Administration of the Plan

The Plan shall be administered by the Board, which may delegate authority to a committee; however, such committee shall have no authority to (a) determine how many shares shall be given to any Non-Employee Director or (b) determine eligibility to participate in the Plan. Such committee may be authorized to interpret the Plan and to prescribe, amend and rescind such rules and regulations relating to the Plan, as may be deemed advisable to protect the interests of the Company in connection with the operation of the Plan, and to make all other determinations necessary or advisable for the administration of the Plan, but only to the extent not contrary to the express provisions of the Plan.

Eligibility and Participation

Each Non-Employee Director shall be eligible to participate in the Plan, but only Independent Directors shall be eligible to receive grants of options to acquire Common Stock or Restricted Stock under the Plan. Participation in the Stock in Lieu of Cash Option provision of the Plan shall be voluntary and a Non-Employee Director who elects to participate in the Stock in Lieu of Cash Option shall complete an Election Agreement which shall be filed with the Secretary of the Company, specifying the amount (either “all,” “none,” a specific percentage or specific dollar amount) of such director’s fees that the Non-Employee Director wants to receive in shares of Common Stock instead of cash. As of the date of this proxy statement, nine of the 11 directors nominated to serve for the ensuing year are Non-Employee Directors and are therefore eligible under the Plan to receive all or a portion of their directors’ fees in stock. In addition, four of the 11 directors nominated to serve for the ensuing year are Independent Directors, as defined by the Plan, and will therefore be eligible to receive Awards.

Election to Receive Stock

The Election Agreement must be filed with the Secretary of the Company prior to the beginning of the calendar quarter to which the election relates and will only be applicable to Director’s Fees earned after the effective date of the election. Once an Election Agreement is filed, it will remain in effect for subsequent calendar quarters until the Non-Employee Director amends it (by filing a new Election Agreement) or revokes it, by either (a) filing a new Election Agreement or (b) filing a statement of revocation with the Secretary of the Company advising that the Non-Employee Director no longer wants to receive Common Stock in payment of his Director’s Fees.

Stock and Option Issuances

The number of shares of Common Stock to be issued to Non-Employee Directors of the Company who elect to receive at least a portion of their directors’ fees in shares of Common Stock shall be equal to the number of shares of Common Stock that could be purchased at the Closing Price of Common Stock on the last day of the calendar quarter during which the Director’s Fees were earned with the dollar amount of the Director’s Fees that are being paid in Common Stock.

The Board is empowered to determine the number and amount of any Awards granted to the Independent Directors pursuant to the Plan.

Deferral of Receipt of Common Stock

A Non-Employee Director may choose to defer receipt of any Common Stock to be received pursuant to the Stock of Lieu of Cash Option under the Plan until the earlier of the following dates: (a) the first of the month following the date that the Non-Employee Director’s service as a Director ends; or (b) a specific date selected by the Non-Employee Director, which may not be earlier than the January 1 immediately following the first full calendar year after the date the Non-Employee Director makes the election to defer receipt of any Common Stock under the Plan.

In order to defer receipt of any Common Stock to be received pursuant to the Stock of Lieu of Cash Option, the Non-Employee Director must complete a Deferral Agreement furnished by the Secretary of the Company or his designee and return the completed form to the Company. The Non-Employee Director may terminate or amend the deferral agreement at any time by providing written notice to the Company, but the termination or amendment shall be deemed effective only with respect to compensation earned in the quarters following the date of such termination or amendment.

Certificate for Shares of Common Stock; Restriction on Transfer

In the case of shares of Common Stock issued pursuant to the Stock in Lieu of Cash Option, a certificate representing the appropriate number of shares of Common Stock shall be issued in the name of the Non-Employee Director, individually, or upon his request, in the name of another person or entity to which he has assigned his Director’s Fees, and shall be delivered within ten days after the end of the calendar quarter for which the Director’s Fees are being paid. The certificate so issued shall contain a restrictive legend stating that the shares represented by the certificate cannot be transferred for six months following the date of issuance of the certificate, unless the restriction is waived by the Company or unless the director has elected a longer period of restriction under a Deferral Agreement. The restriction shall automatically lapse at the end of the six-month period or such longer period as the Director may have elected under a Deferral Agreement.

In the case of shares of Restricted Stock issued pursuant to the Plan, a certificate representing the appropriate number of shares of Restricted Stock shall be issued in the name of the Independent Director, individually, or upon his or her request, in the name of another person or entity to which he has assigned his Restricted Stock, and shall be delivered within ten days of the grant of the Restricted Stock. The certificate so issued shall contain a restrictive legend stating that the shares represented by the certificate have been issued pursuant to the Plan and cannot be transferred until the first day of the month following the date that the Independent Director ceases to serve as a director of the Company, unless the restriction is waived by the Company.

Under current law, if any shares are issued under the Plan to a person or entity other than the individual Non-Employee Director, such shares are not eligible to be registered on Form S-8; therefore, any shares so issued shall be unregistered and may not be sold or transferred except pursuant to a valid exemption from registration (for example, in compliance with all the applicable provisions of Rule 144 under the Securities Act).

Stock Subject to the Plan

Up to an aggregate of 240,000 shares of Common Stock are authorized for issuance under the Plan in accordance with the provisions of the Plan. Shares of Common Stock that are issued shall be fully paid and non-assessable. No fractional shares shall be issued, and to the extent that the calculation of the number of shares to be issued to a Non-Employee Director under the Plan shall result in a fractional share, the number of shares to be issued to the Non-Employee Director shall be rounded up to the next whole share. The Company shall at all times during the term of the Plan retain as authorized and unissued Common Stock at least the number of shares from time to time as may be issued under the provisions of the Plan or otherwise assure itself of its ability to perform its obligations under the Plan. Shares of Common Stock issued pursuant to the Plan may be shares of original issuance or treasury shares or a combination of the foregoing, as the Board, in its discretion, shall from time to time determine.

Adjustments upon Changes in Common Stock

(a) Upon the issuance of a certificate representing shares of Common Stock to a Non-Employee Director, the Non-Employee Director shall become the owner thereof for all purposes and shall have all rights as a shareholder, including voting rights and the right to receive dividends and distributions and shall be subject to any stock splits and other similar actions, with respect to such shares, subject to the restrictions of the Plan and any restrictions imposed by law. If the Company shall pay or declare a dividend or make a distribution of any kind, whether due to a reorganization, recapitalization, or otherwise, or declare a stock split or take other similar action with respect to the shares of Common Stock, then the Company shall pay or make such dividend or other distribution or take such other action with respect to the shares owned by the Non-Employee Director. In the event the Company shall effect a split of the Common Stock or declare a dividend payable in Common Stock, or in the event the outstanding Common Stock shall be combined into a smaller number of shares or are in any way subject to a modification or changed during the time after Director’s Fees subject to the Plan are earned but before the shares are issued, then the number of shares of Common Stock that shall be issued to the Non-Employee Director shall be increased or decreased proportionately or shall be exchanged or modified as if they had been issued just prior to the record date for the event requiring the change or modification; and

(b) in the event of a reclassification of the Common Stock not covered by the foregoing, or in the event of a liquidation or reorganization (including a merger, consolidation, or sale of assets) of the Company, the Board shall make an appropriate adjustment in the number of shares of Common Stock then subject to issuance under the Plan. The Board shall make such adjustments, if any, as it may deem appropriate in the number and kind of shares that are authorized for issuance or are issuable pursuant to the Plan.

Designation of Beneficiary

Each Non-Employee Director who participates in the Plan shall name a beneficiary to receive any shares due him at the time of his death, with the right to change such beneficiary at any time. In case of a failure to designate a beneficiary or the death of the designated beneficiary without a designated successor, such shares shall be issued to the estate of the Non-Employee Director.

Amendment or Termination of Plan

The Board may at any time suspend, terminate, amend, or modify the Plan. The Plan shall continue until the earliest of the following to occur: (a) December 31, 2008; (b) the date on which all shares reserved for issuance under the Plan have been issued; or (c) the date the Plan is terminated by a resolution of the Board.

Tax Effects of Participation in the Plan

Based on existing law, which is subject to change, the Plan is not a “qualified” plan as defined in Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”). Any stock received by a Non-Employee Director under the Plan will be reported by the Company as compensation to the Non-Employee Director when received by him.

The Board of Directors recommends a vote FOR the approval of the amendment to the 7-Eleven, Inc. Stock Compensation Plan for Non-Employee Directors, which requires the affirmative vote of a majority of the shares represented and entitled to vote at the meeting. Votes will be tabulated by an inspector of election. An abstention from voting and broker non-votes will be included in computing the number of shares present for purposes of determining the presence of a quorum for the shareholders’ meeting and whether the affirmative vote of a majority of the shares present at the meeting has been received, but will not be counted as a vote either “for” or “against” the approval of the amendment to the 7-Eleven, Inc. Stock Compensation Plan for Non-Employee Directors. This is functionally equivalent to a vote against the proposal.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Executive Officers’ Compensation

The functions of our Compensation and Benefits Committee include:

•	Formulating specific recommendations to the Board for (1) the compensation of the chief executive officer and (2) upon the recommendation of the chief executive officer, the compensation of the Company’s other executive officers;

•	Administering and taking all action required or permitted to be taken by the Board under any Company stock-based incentive plans (including the approval of management recommendations for grants of options under any such plans and determination of the appropriate grants for the Company’s chief executive officer);

•	Reviewing and making recommendations to the Board regarding the Company’s planning for management succession and advancement;

•	Reviewing the compensation of members of the Board for service both on the full Board and any committees thereof, and recommending to the Board any changes to compensation of Board members;

•	Reviewing and making recommendations to the Board regarding the level, coverage, and competitiveness (based on industry data) of the Company’s compensation (including salary and bonus), incentives (both current and long-term), benefits (including Profit Sharing, group health coverage, disability coverage and life insurance benefits, and use of Company stock in option, bonus, or appreciation arrangements), and other perquisites; and

•	Undertaking such other functions as are assigned to the Committee by the Board.

Our executive officers, as well as all other management personnel, receive annual compensation consisting of (1) base salary and (2) variable pay under our Annual Performance Incentive plan. The amount paid under our Annual Performance Incentive plan is based upon the employee’s or officer’s base salary, pay grade and the achievement of certain pre-established performance criteria each year, as more fully described in the Report of the Compensation and Benefits Committee, pages 30 to 33.

The following table shows the compensation paid or earned during 2002 by our Chief Executive Officer and our next four most highly compensated executive officers.

SUMMARY COMPENSATION TABLE

		Annual Compensation			Long-Term Compensation
					Awards	Payouts
Name and Principal Position in 2001	Year	Salary ($)	Bonus ($)(i)	Other Annual Compensation($)(ii)	Restricted Stock Award(s)($)	Options/ SARs(#)	LTIP Payouts($)	All Other Compen-sation00($)(iii)
James W. Keyes Director; President and Chief Executive Officer	2002 2001 2000	546,250 468,750 437,500	666,188 143,464 99,563	N/A N/A N/A	912,000 -0- -0-	271,000 200,000 366,000	-0- -0- -0-	12,076 14,148 15,707

Edward W. Moneypenny Senior Vice President and Chief Financial Officer(iv)	2002	343,750	292,188	N/A	104,200	50,000	-0-	1,215

Bryan F. Smith, Jr. Executive Vice President, General Counsel and Secretary	2002 2001 2000	327,000 293,875 272,875	271,575 67,464 49,120	N/A N/A N/A	91,200 -0- -0-	90,000 40,000 87,384	-0- -0- -0-	13,259 13,362 14,692

Gary R. Rose Executive Vice President, Operations	2002 2001 2000	306,375 276,666 226,250	254,362 63,500 39,354	N/A N/A N/A	91,200 -0- -0-	84,000 40,000 63,816	-0- -0- -0-	12,854 12,321 13,197

Michael J. Gade Senior Vice President, Merchandising(i)	2002 2001 2000	289,250 255,000 165,000	240,338 56,108 24,287	N/A N/A N/A	91,200 -0- -0-	80,000 30,000 46,000	-0- -0- -0-	14,647 104,963 50,746

(i) Mr. Gade resigned as an officer of the Company effective January 31, 2003. See “Arrangements Related to Termination of Employment,” below. For each of the four named executive officers who remained in the Company’s employ in February 2003, the month during which the Annual Performance Incentive for 2002 was paid, approximately one-third of the amount listed in the “Bonus” column above was paid in restricted stock units, each convertible to one share of the Company’s common stock on the first of the month following the officer’s retirement. See “Report of the Compensation Committee on Executive Compensation,” below.

(ii) No “Other Annual Compensation” is shown because the total amounts paid for perquisites in 2000, 2001 and 2002 to the five named executive officers did not exceed the lesser of $50,000 or 10% of the named executive officer’s salary and bonus for such years.

(iii) The amounts shown for 2002 include (a) the amount of any Company contribution to the executive officer’s account in the 7-Eleven, Inc. Employees’ Savings and Profit Sharing Plan (the “Savings and Profit Sharing Plan”), a Section 401(k) defined contribution plan with more than 20,000 participants, which for 2002 was as follows: $6,142 for Messrs. Keyes and Smith, $5,801 for Mr. Rose and $3,369 for Mr. Gade; (b) the amount of any contribution to the executive officer’s account under the Company’s Supplemental Executive Retirement Plan, which for 2002 was as follows: $10,000 for Mr. Gade, $6,000 for Messrs. Smith and Rose and $4,000 for Mr. Keyes; and (c) for each executive officer, the full premiums paid for basic term life insurance under our group plan for all employees, which for 2002 were as follows: $1,934 for Mr. Keyes, $1,215 for Mr. Moneypenny, $1,117 for Mr. Smith; $1,053 for Mr. Rose and $1,278 for Mr. Gade.

(iv) Mr. Moneypenny’s employment with the Company commenced on February 1, 2002.

Option/SAR Grants in 2002 Fiscal Year

In 1995 our Board of Directors unanimously approved the adoption of the 1995 Stock Incentive Plan, which was approved by our shareholders in 1996. Pursuant to the Stock Incentive Plan, during 2002 the Compensation and Benefits Committee approved approximately 100 awards of nonqualified stock options and the full Board approved grants to each of the named executive officers. In the aggregate, these grants permit participants to purchase a total of 1,449,300 shares of our common stock. The options include a standard vesting period of five years.

The following table provides information on the number of options granted during 2001, the exercise price and expiration date of the options and our calculation of the options’ present value as of the date of grant.

Option Grants in 2002 Fiscal Year

Individual Grants

Name	Number of Securities Underlying Options/SARs Granted (#)(i)	Percent of Total Options/ SARs Granted to Employees in Fiscal Year	Exercise or Base Price ($/share)	Expiration Date	Grant date present value $(ii)
James W. Keyes	271,000	18.70%	$9.12	04-24-12	1,767,878
Edward W. Moneypenny	50,000	3.45%	$10.42	02-01-12	361,782
Bryan F. Smith, Jr.	90,000	6.21%	$9.12	04-24-12	587,118
Gary R. Rose	84,000	5.80%	$9.12	04-24-12	547,977
Michael J. Gade	80,000	5.52%	$9.12	04-24-12	521,883

(i)	The options granted during 2002 vest ratably on each of the first through fifth anniversaries of the grant date.
(ii)	We calculated grant date present values using the Black-Scholes pricing model. For the February 1, 2002, grant to Mr. Moneypenny, we employed the following assumptions: (a) expected volatility of 54.61%, determined using monthly data averaged over a 36-month period preceding the grant date; (b) risk-free rate of return of 5.34%, equal to the rate on a U.S. Treasury Strip with a term equal to 10 years; (c) dividend yield of 0.00%, determined using monthly data averaged over a 36-month period preceding the date of the grant; and (d) option term of 10.0 years. For the April 24, 2002, grants to Messrs. Keyes, Smith, Rose and Gade, we employed the following assumptions: (a) expected volatility of 54.80%, determined using monthly data averaged over a 36-month period preceding the grant date; (b) risk-free rate of return of 5.76%, equal to the rate on a U.S. Treasury Strip with a term equal to 10 years; (c) dividend yield of 0.00%, determined using monthly data averaged over a 36-month period preceding the date of the grant; and (d) option term of 10.0 years. We did not apply a discount for nontransferability for any of the grants.

Aggregated Option/SAR Exercises and Fiscal Year-End Option/SAR Values

The following table provides information on the number of options outstanding under the 1995 Stock Incentive Plan, as well as the value of unexercised options, both exercisable and unexercisable, under the plan.

AGGREGATED OPTION/SAR EXERCISES IN 2002 FISCAL YEAR

AND 2002 YEAR-END OPTION/SAR VALUES

	Acquired on Exercise (#)	Value Realized($)	Number of Securities Underlying Unexercised Options/ SARs at Fiscal Year End (#)		Value of Unexercised In-the-Money Options/SARs at Fiscal Year-End($)(iii)
Name			Exercisable(i)	Unexercisable(ii)	Exercisable(iv)	Unexercisable
James W. Keyes	—	—	474,400	692,600	0	0
Edward W. Moneypenny	—	—	0	50,000	0	0
Bryan F. Smith, Jr.	—	—	163,434	190,870	0	0
Gary R. Rose	—	—	92,207	164,689	0	0
Michael J. Gade	—	—	24,400	131,600	0	0

(i)	The exercisable options shown are held pursuant to the 1995 Stock Incentive Plan (pursuant to which all of the options granted in 1995, 1996 and 1997, 80% of the options granted in 1998, 60% of the options granted in 1999, 40% of the options granted in 2000 and 20% of the options granted in 2001 were exercisable as of December 31, 2002).
(ii)	The unexercisable options shown are Nonqualified Stock Options granted in 1998, 1999, 2000, 2001 and 2002 under the 1995 Stock Incentive Plan, at an exercise price of $9.5313 per share, $9.375 per share, $19.00 per share, $10.92 per share and $9.12 per share, respectively. The options vest ratably on each of the first through fifth anniversaries of the grant date. For the options granted from 1998 to 2001, the vesting schedule can be accelerated if we achieve certain share price targets for our common stock.
(iii)	Our named executive officers do not hold any SARs. We have no SARs currently outstanding.
(iv)	Based upon the closing price of $7.50 on the NYSE on the last business day of our fiscal year.

Defined Benefit or Actuarial Plan Disclosure

We do not maintain a defined benefit pension plan for our employees. We do maintain an Executive Protection Plan, covering approximately 120 executives, including each of the named executive officers. This plan provides three benefits: (1) a pre-retirement death benefit, payable in a lump sum to an executive’s designated beneficiary if the executive dies before retirement, equal to 200% of the executive’s “annual compensation,” as determined for plan purposes; (2) a retirement income benefit, payable in annual installments for life following an executive’s retirement at age 60 (or later), each installment equal to 15% of the executive’s “annual compensation,” as determined for plan purposes (if the executive retires after reaching age 50 but before age 60, a reduced benefit is payable; similarly, if an executive selects the “joint and survivor” option under the plan, the amount of the annual installment is reduced to reflect the potential increase in the payout period); and (3) disability income in excess of the amount provided under our group long-term and short-term disability plans. If the executive becomes disabled while a participant in this plan, the total amount paid to the executive as disability benefits, assuming the executive is covered under our group disability plans, will equal 80% of the executive’s “annual compensation” prior to the disability. We fund the benefits under the plan through certain life insurance policies and our general assets.

Under the plan’s provisions, the “annual compensation” on which benefits are calculated for all participants, including each of the named executive officers, is based upon the executive’s annualized base salary, plus the target Annual Performance Incentive for the executive’s salary grade, at the time we prepare the executive’s benefits statement. From time to time, we may update the benefits statements to reflect increases in our executives’ compensation.

The annual installment of salary continuation for each named executive officer, assuming retirement at or after age 60 and no adjustments to annual compensation between 2002 and retirement, would be as follows: Mr. Keyes—$108,000; Mr. Moneypenny – $84,375; Mr. Smith—$65,250; and Mr. Rose -

$61,988. As noted below under “Arrangements Related to Termination of Employment,” Mr. Gade resigned from the Company as of January 31, 2003, before achieving 10 years of continuous employment with the Company, and therefore is ineligible for retirement benefits under the plan. The plan allows the executive to select a “joint and survivor” benefit for the annual installments of salary continuation. If the executive selects this option, we reduce the amount of the annual installments to reflect the potential increase in the payout period.

Under the plan, normal retirement age is 60; however, if an executive retires between the ages of 50 and 60, a reduced benefit is payable under the plan. At age 50, the benefit is 50% of what would have been paid at age 60; the benefit increases to 55% at age 51 and increases 5% per year up to age 60.

Arrangements Related to Termination of Employment

As of January 31, 2003, Michael J. Gade, one of the named executive officers, resigned from the Company. At the time of his resignation, Mr. Gade was serving as the Company’s Senior Vice President, Merchandising. Pursuant to an agreement with the Company, Mr. Gade has received certain benefits upon his separation, including cash payments totaling approximately $300,000, plus payment for his accrued but unused vacation time. In addition, Mr. Gade was permitted to retain the 10,000 shares of restricted stock that the Board granted to him during 2002, and the restrictions against transfer of the stock were deemed to have lapsed as of his separation. With regard to stock options issued to Mr. Gade under the 1995 Stock Incentive Plan, all unvested options lapsed as of his separation, while the vested options remain exercisable for one year following his separation.

Directors’ Compensation

For information about compensation of the Board of Directors, see “Information About The Board of Directors and Committees of the Board—Compensation of Directors,” page 5.

Compensation Committee Interlocks and Insider Participation

The members of the Board’s Compensation and Benefits Committee are independent from the Company and free from any interlocking relationships as defined by the SEC.

BOARD COMPENSATION COMMITTEE REPORT

ON EXECUTIVE COMPENSATION

The functions of the Compensation and Benefits Committee include:

•	Reviewing the competitiveness of the Company’s executive compensation program;

•	Recommending improvements to the Company’s executive compensation program to the full Board of Directors;

•	Administering the Company’s incentive plans, including the 1995 Stock Incentive Plan; and

•	Performing any other duties assigned by the full Board.

The members of the Committee are:

•	Independent from the Company; and

•	Free from “interlocking” relationships as defined by the Securities and Exchange Commission.

The Committee seeks to provide an appropriate level of base salary to the Company’s executive officers and to supplement the executives’ base salaries with two types of benefits:

•	Cash- and stock-based incentive programs that reward the Company’s executives for achieving operational targets and increasing shareholder value; and

•	Benefit programs comparable to those offered to executive officers at companies with whom 7-Eleven competes for executive talent.

Beginning in November 2001, the Committee undertook a comprehensive review of the Company’s executive compensation program. At the Committee’s request, the Company’s human resources department and Towers Perrin, an independent compensation consulting firm, assisted in this review.

During 2002, the Committee finalized and unanimously approved recommendations with respect to base salary increases, a revised annual performance incentive and a new long-term incentive for the Company’s top five executive officers. The Board approved the Committee’s recommendations in April 2002, and in subsequent months the Committee has worked to finalize the specific performance-based measures associated with the long-term incentive plan.

Base salary

The Committee has recognized that the overall compensation for the Company’s chief executive officer, including base salary, is significantly below the market levels for companies of comparable size. The Committee plans to take steps to close this gap over the next several years.

For 2002, the Committee recommended, and the Board approved, an increase of $95,000 to the annualized base salary of the Company’s president and chief executive officer, James W. Keyes. The increase raised Mr. Keyes’s annualized base salary to $570,000, effective April 1, 2002. In recommending this increase, the Committee also considered (i) overall financial, strategic and operational company performance; (ii) individual performance; and (iii) certain additional factors within the Committee’s discretion. These factors were not independently assigned specific weights.

One-time grant of restricted stock

Also in recognition of the extent to which the chief executive officer’s base salary has remained below market levels, in April 2002 the Committee recommended, and the full Board approved, a one-time grant to Mr. Keyes of 100,000 shares of restricted stock. The restrictions against transfer of this stock lapse ratably on the first through fourth anniversaries of the date of grant.

Annual Performance Incentive plan

The key portion of an executive officer’s variable pay at 7-Eleven is the Company’s Annual Performance Incentive plan. The API plan rewards executive officers and other managers by paying a percentage of the manager’s base salary based upon the Company’s operating earnings for the year. As part of the Committee’s efforts to increase the competitiveness of Mr. Keyes’s overall compensation, the Committee recommended, and the Board approved, an increase in Mr. Keyes’s API potential. Effective April 2002, Mr. Keyes’s API potential increased from 60% of his base salary to 75%. Under the API plan, Mr. Keyes’s award for 2002 would have been:

•	Zero, if the Company fell short of a pre-established threshold;

•	Less than 100% of his full API potential, if the Company achieved the pre-established threshold for operating earnings but fell short of its budgeted operating earnings for the year;

•	100% of his targeted API potential—$391,875—if the Company achieved its budgeted operating earnings for the year; or

•	More than 100% and up to 200% of his targeted API potential—$391,876 to $783,750—if the Company exceeded its budgeted operating earnings.

In an effort to increase stock ownership by the company’s executive officers, the Committee agreed that the top five most highly compensated officers would be paid a portion of their API in restricted stock units: (i) one-quarter of the first 150% of the executive’s targeted API potential and (ii) all of the API awarded above 150% of the executive’s targeted API potential. Each restricted stock unit is convertible into one share of the Company’s common stock on the first of the month following the executive’s retirement.

1995 Stock Incentive Plan

The 1995 Stock Incentive Plan permits the Company to award a variety of stock-based incentives, including options, stock units, restricted stock, phantom stock and stock appreciation rights. The Company’s executive officers and other key employees have received grants of options under the plan each year beginning in 1995. About 6.6 million shares of the Company’s authorized but unissued common stock are now subject to outstanding options under the plan.

The option exercise prices under the plan for awards granted from the inception of the Plan through 2002, rounded to the nearest cent, are as follows:

Year	Price
1995	$15.94
1996	$15.00
1997	$12.34
1998	$ 9.53
1999	$ 9.38
2000	$19.00
2001	$10.92
2002	$ 9.12

In April 2002, the full Board of Directors approved the Committee’s recommendations for the annual option grants to the five most highly compensated officers. The full Board also ratified the Committee’s 2002 option grants to the rest of the participants in the plan.

Long-term incentive

The long-term incentive is designed to reward the Company’s executive officers for successful performance over successive three-year periods, the first of which began in 2002. The Committee intends to issue restricted stock units under the 1995 Stock Incentive Plan (or any replacement plan) based on the Company’s achievement of specific measures of financial and operational success as approved by the Committee.

Other executive benefits

The Company also offers an Executive Protection Plan for its executive officers and certain other key employees. The plan is described more fully on pages 28 to 29 of this proxy statement.

In February 1998, the Company adopted the Supplemental Executive Retirement Plan for Eligible Employees to assist the Company’s executive officers and other key employees in planning for retirement. Participants may defer up to 12% of their income into their plan account until their retirement or another date the participant selects. The deferred amounts earn interest, set each December at 120% of the federal long-term rate for compounding annually. The Company has the option to match a portion of the participant’s deferrals to the plan. The Company match may approximate the sum that federal nondiscrimination testing requirements prevent the employee from receiving under the 7-Eleven, Inc. Employees’ Savings and Profit Sharing Plan. For 2002, the Company elected to match a portion of deferrals made by executives under the plan during that year. The amount of the Company match is included in the footnotes to the executive compensation table on page 26 of this proxy statement.

Two additional benefit programs complete the compensation package for the Company’s executives. 7-Eleven’s Executive Physical Program pays the cost of a comprehensive annual physical examination for the Company’s executive officers and other covered executives. The Company’s Executive Car Allowance Program provides a monthly payment intended to cover or subsidize an executive’s use of an automobile.

Stock Ownership Guidelines

During 2002, the Committee adopted stock ownership guidelines applicable to executive officers at and above the level of senior vice president. The guidelines are designed to increase these officers’ equity stake in the Company and more closely align their interests with those of our shareholders. The guidelines range from three to five times annual base salary. The Committee expects that over the next several years, as the Company’s executives earn additional equity-based compensation, the executives’ ownership levels will approach those contained in the guidelines.

Lewis E. Platt, Chairman

Yoshitami Arai

Jay W. Chai

Gary J. Fernandes

PERFORMANCE GRAPH

The Performance Graph, below, shows the value, at year-end 1998, 1999, 2000, 2001 and 2002, of a $100 investment in our common stock on January 1, 1998. Also shown are the values, assuming $100 invested in the New York Stock Exchange Market Index and a peer group index selected by us consisting of three publicly traded convenience store companies (Casey’s General Stores, Inc., The Pantry Inc. and Uni-Marts, Inc.) and two food retailers (The Kroger Co. and Safeway, Inc.), also beginning on January 1, 1998, and at year-end 1998, 1999, 2000, 2001 and 2002.

We may decide, in future years, to change the composition of the peer group if we believe that better comparative data is available.

Assumes $100 Invested on January 1, 1998

Assumes Dividend Reinvested

Fiscal Year-End December 31

Company	Market value ($) at December 31
	1998	1999	2000	2001	2002
7-Eleven, Inc.	89.71	83.83	82.35	110.21	70.59
Peer Group	179.74	108.31	175.70	123.99	77.87
Broad Market	118.99	130.30	133.40	121.52	99.27

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Commercial Paper

We have a commercial paper program under which we can issue up to $650 million depending upon our needs. The commercial paper facility is unconditionally guaranteed by Ito-Yokado.

SEJ Notes

In January 2003, we entered into a note purchase agreement with Seven-Eleven Japan that authorizes us to issue and sell to SEJ up to $400 million aggregate principal amount of Senior Subordinated Notes due January 27, 2010 (the “Notes”). We will use the proceeds from the sale of the Notes for general corporate purposes and to retire our outstanding senior subordinated debentures. We will issue the Notes, and SEJ will purchase them, in multiple tranches through December 31, 2003.

Interest on the Notes is calculated for each tranche on its issuance date and is set by a formula tied to the United States Treasury Rate and Japanese government bond rates. We are required to repay the Notes in eight equal semi-annual installments beginning in July 2006 and ending January 2010. We are required to pay interest on the unpaid balance of the Notes semi-annually beginning in 2003. On January 10, 2003, we received $100 million from SEJ under the note purchase agreement, which will be subject to an interest rate of 3.41%.

Recapitalization

On March 1, 2000, IYG Holding Co. signed a Subscription Agreement to purchase an additional 22,736,842 newly issued shares of our common stock for $540.0 million. The purchase closed on March 16, 2000. As a result of the purchase, as of the record date of February 28, 2003, IYG Holding Co. owned approximately 72.5% of our outstanding common stock. IYG Holding Co. is jointly owned by Ito-Yokado and Seven-Eleven Japan.

QUIDS

In November 1995, we issued $300 million principal amount of Convertible Quarterly Income Debt Securities due 2010 to Ito-Yokado ($153 million) and Seven-Eleven Japan ($147 million). These debt securities have an interest rate of 4.5%. In February 1998, we issued an additional $80 million principal amount of Convertible Quarterly Income Debt Securities due 2013, also with an interest rate of 4.5% to Ito-Yokado ($40.8 million) and Seven-Eleven Japan ($39.2 million). Interest on both series of debt securities is payable quarterly, and for 2001, we paid aggregate interest to Ito-Yokado of $8,721,000 and to Seven-Eleven Japan of $8,379,000 on both series of debt securities.

We may defer the interest payments for up to 20 consecutive quarters, but we currently intend to make interest payments as they come due. In addition, the debt securities issued in 1995 are convertible into a total of 14,422,383 shares of our common stock at a conversion price of $20.80 per share and the debt securities issued in 1998 are convertible into a total of 6,501,686 shares of our common stock, at a conversion price of $12.3045 per share, at which time, if certain conditions with regard to the closing price of our common stock are met, these debt securities mandatorily convert into shares of our common stock.

Seven-Eleven Japan

As of December 31, 2002, our largest area licensee, Seven-Eleven Japan, operated 9,447 7-Eleven® stores in Japan under an area license agreement entered into in 1973. In 1988, we entered into a yen-denominated financing arrangement pursuant to which we pledged the royalty stream from Seven-Eleven Japan as collateral for the financing until the earlier of twenty years or the date the indebtedness is paid in full. In 1998, we anticipated that the payments would be satisfied earlier than the 20-year term. We then entered into an additional yen-denominated financing related to subsequent royalties. As we have previously disclosed, pursuant to our amended agreement, royalties from Seven-Eleven Japan began to be paid at a reduced percentage beginning in August 2002. In 2002, royalties paid to us by Seven-Eleven Japan totaled approximately $43.2 million.

Seven-Eleven (Hawaii), Inc.

Our area licensee in Hawaii, Seven-Eleven (Hawaii), Inc., is a subsidiary of Seven-Eleven Japan, and, as of December 31, 2002, operated 53 stores in Hawaii. During 2002, Seven-Eleven (Hawaii), Inc. paid us approximately $90,000 in connection with the area license arrangement.

Expansion In China

During the third quarter of 2001, we announced plans to expand the development and operation of 7-Eleven stores in the People’s Republic of China through licensing arrangements. There are currently approximately 450 7-Eleven stores in Hong Kong and 75 7-Eleven stores in the south China province of Guangdong. Those stores are operated by subsidiaries of Dairy Farm International Ltd. pursuant to a licensing arrangement.

Subject to obtaining the approvals referenced below, we are evaluating the possibility of entering into a licensing arrangement for at least one additional market area in China with a joint venture that includes Seven-Eleven Japan, President Chain Store Corporation and a local Chinese participant. President Chain Store Corporation is our current licensee in Taiwan, where it operates approximately 2,925 7-Eleven stores, and Seven-Eleven Japan is our current licensee in Japan, where it operates approximately 9,500 7-Eleven stores. We have focused on the possibility of negotiating a licensing arrangement with SEJ and President Chain Store Corporation because of their financial strength, business experience in China and proven ability to develop and operate 7-Eleven stores.

We have not negotiated the final terms and conditions of the proposed licensing agreement. We anticipate that the final license agreement will include the payment of a one-time licensing fee, a store development schedule and obligation and a royalty on sales at the licensed stores. Based upon the development experience of Dairy Farm in Guangdong and our own preliminary projections for the development of additional stores in China, we do not expect that the licensing of additional market areas in China will have any material impact on our royalty revenue for several years.

Because we are considering entering into a licensing arrangement with a joint venture that includes SEJ, which together with Ito-Yokado owns 72.5% of our common stock, our board of directors has appointed a special committee comprised of three independent directors to review and consider the proposed licensing arrangement for approval. Our board has authorized the special committee to retain whatever external resources are necessary to obtain objective advice regarding the proposed licensing arrangement.

The Special Committee met four times in 2002. Following the Committee’s evaluation of potential joint venture partners based on criteria that the Committee has deemed important to the joint venture’s success, during the third quarter of 2002 the Special Committee approved SEJ and President Chain Store Corporation as the foreign partners in the Chinese joint venture, with SEJ holding a controlling interest in the venture.

Chinese law requires that one or more Chinese entities collectively have at least a 35% ownership interest in the joint venture. During the third quarter of 2002, the Special Committee gave conditional approval to two Chinese partners to be included in the joint venture: Beijing Shoulian Commercial Group Co. Ltd. and China National Sugar & Alcohol Group. During the fourth quarter of 2002, the conditions to the approval of the Chinese partners were satisfied, and a draft of a Letter of Intent was approved. The Letter of Intent is currently being reviewed by Seven-Eleven Japan, President Chain Store Corporation and the Chinese partners.

The Special Committee’s approval of all partners to the joint venture is subject to the Committee’s receipt and review of certain additional documentation relating to the joint venture partners and to the Committee’s approval of the final terms of the license agreement that we will negotiated with the joint venture.

Profit Sharing Plan

As of December 31, 2002, the 7-Eleven, Inc. Employees’ Savings and Profit Sharing Plan owned one store leased to the Company under a capital lease and 422 stores leased to the Company under operating leases at rentals which, in the opinion of management, approximated market rates at the inception date of each lease. In addition, in 2000, 2001 and 2002, there were 24, 71 and 50 leases, respectively, that either expired or, as a result of properties that were sold by the Profit Sharing Plan to third parties, were canceled or assigned to the new owner. Also, the Company exercised its right of first refusal and purchased 19 and 2 and 7 properties from the Profit Sharing Plan in 2000, 2001 and 2002, respectively, for an aggregate purchase price of $9.2 million, $748,000 and $2.5 million in the respective years.

SHAREHOLDER PROPOSALS

If you want to present a proposal and have it included in the proxy statement for our 2004 Annual Meeting of Shareholders, which is expected to be held during April or May 2004, you must send your proposal to us at our principal office, 2711 North Haskell Avenue, Dallas, Texas 75204, Attn: Office of the Secretary. We must receive a proposal by December 1, 2003, for the proposal to be considered, and the proposal must comply with the then-current rules of the SEC relating to shareholder proposals.

FINANCIAL AND OTHER INFORMATION/

WHERE YOU CAN FIND MORE INFORMATION

Our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K are available on our website, www.7-Eleven.com. Our other SEC filings, including our proxy statement, are available to the public over the Internet at the SEC’s website, www.sec.gov. You may also read and copy any document we file at the SEC’s public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this proxy, and information we file later with the SEC will automatically update and supersede this information. We incorporate by reference our Annual Report on Form 10-K for the year ended December 31, 2002.

You may request a copy of these filings at no cost, by writing or telephoning us at the following address: Vice President, Investor Relations, 7-Eleven, Inc., 2711 North Haskell Ave., Dallas, Texas 75204. Telephone (214) 828-7011.

Our Annual Report for the year ended December 31, 2002, is being mailed to shareholders with this proxy statement, but the Annual Report is not incorporated in this proxy statement and is not deemed to be part of the proxy soliciting material.

OTHER BUSINESS

We do not know of any other matters that will be presented at this meeting. However, if other business does come before the meeting, each person named in the proxy will vote such proxy in accordance with his or her respective judgment on such matters. Minutes of the last Annual Meeting of Shareholders will be approved. Management’s reports will be heard and received. Even though you hear the reports and approve the minutes, it does not mean that you approve or disapprove of the matters contained in the reports or minutes.

INDEMNIFICATION

Pursuant to our Articles of Incorporation and Bylaws and the Texas Business Corporation Act, from time to time we have indemnified certain current and former officers and directors in connection with pending litigation as well as with other actions they may have taken while serving as directors or officers.

APPENDIX A

7-Eleven, Inc. Audit Committee – Charter

1.	Each year the Company’s Board of Directors shall adopt resolutions electing a minimum of three members of the Board of Directors to be members of the Company’s Audit Committee.

2.	Each member of the Audit Committee shall be a person who qualifies for membership under the then-current listing requirements of the self-regulatory agency on which the Company’s common stock is then traded. If the applicable listing standards require only one member of the Committee to have a certain competence or expertise, then the remaining members shall not have to meet such standard, but shall be subject to all other qualification standards. In addition, qualification for membership shall be construed broadly to include any exceptions or determinations of eligibility that are left to the Board’s discretion under the applicable listing requirements. The Board shall select one member of the Committee to serve as the Chairman.

3.	The Audit Committee shall meet, at such times and places, either in person or by means of telephone conference call or video conference, as may be determined by the Committee members, as necessary to carry out the functions and duties of the Committee as set forth in this Charter and in such other documents as may be adopted by the Committee or the Company’s Board of Directors setting forth duties of the Committee.

4.	The Audit Committee shall serve as a conduit to encourage and facilitate free and open communication between the Board of Directors, the independent accountant, the internal auditors and the financial management of the Company.

5.	The Audit Committee shall have the following areas of responsibility:

(a)	To recommend to the Board the engagement of the independent accountant for the Company;

(b)	To review with the independent accountant the plan and scope of its audit, its status during the year, and any recommendations the independent accountant may have for improving or changing the audit and the control environment, as well as management’s response thereto;

(c)	To review the professional services performed by the independent accountant (including the fees charged to the Company by such accountant for the previous fiscal year related to (i) the audit of the Company’s annual financial statements and the review of the Company’s financial statements in Forms 10-Q, (ii) financial information systems design and implementation, and (iii) all other services performed for the Company) and to determine whether the provision of services is compatible with maintaining the independent accountant’s independence; to review the results of the audit, when completed, with the independent accountant; to receive from the independent accountant the communications required under Statements of Auditing Standards Nos. 89 and 90; and to approve in advance any proposed changes of the Engagement Partner assigned to the Company by such independent accountant;

(d)	To review with the independent accountant the disclosure required by the Independence Standards Board Standard No.1 as to relationships between the independent accountant and the Company, to actively engage in a dialogue with the independent accountant with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent accountant, and, when appropriate, to recommend that the Board of Directors take appropriate action in response to the independent accountant’s report to satisfy itself of the independent accountant’s independence;

(e)	To review the Company’s accounting principles, policies and practices and its financial reporting policies and practices;

(f)	To review with the Company’s internal auditors the plan, scope, and results of their audits and investigations;

(g)	To discuss with both the independent accountant and, independently, the Company’s internal auditors, as well as with the Company’s financial staff and management, including their recommendations with respect to (i) the Company’s policies and procedures with respect to the adequacy of internal auditing, accounting, and financial controls, (ii) any areas that are discretionary or involve any judgmental issues and (iii) all high risk areas that could adversely impact the Company;

(h)	To review and, prior to publication, recommend the adoption by the Board of Directors, for inclusion in the Company’s Annual Report to Shareholders and Form 10-K, the annual audited financial statements of the Company;

(i)	To review with the Company’s financial management and the independent accountant the quarterly earnings releases and the schedule of unrecorded adjustments to the Company’s financial statements and the reasons underlying the Company’s assessment of the immateriality of such adjustments;

(j)	To review, and prior to publication, approve such other Company financial information, including appropriate regulatory filings and releases that include financial information as the Committee deems desirable;

(k)	To annually review the Committee’s Charter and make recommendations to the Board of Directors that such changes and adjustments be made to this Charter as the Committee deems appropriate;

(l)	To annually provide a report to the Company, that will be included in the Company’s Proxy Statement, in compliance with Rule 306 of Regulation S-K;

(m)	To undertake such other functions as are assigned to the Committee by the Board, including those under the Company’s Code of Business Conduct and those relating to transactions between the Company and entities affiliated with Directors and Officers of the Company; and

(n)	To review any matters it deems necessary or desirable which are consistent with its areas of responsibility.

6.	The Audit Committee shall adopt a duties matrix at the beginning of each calendar year, setting forth the functions and duties of the Committee and the meetings at which each duty shall be performed.

7.	The Audit Committee shall provide information to the full Board of Directors related to matters considered by the Audit Committee that it deems appropriate for consideration by the full Board, and shall, on matters of financial reporting and other financial issues provide recommendations to the full Board on matters to be decided.

8.	The Audit Committee’s role is one of oversight whereas the Company’s management is responsible for preparing the Company’s financial statements and the independent accountant is responsible for auditing those financial statements. The Audit Committee is not providing any expert or special assurance as to the Company’s financial statements or any professional certification as to the independent accountant’s work. The above functions shall be the key responsibilities of the Audit Committee in carrying out its oversight function.

9.	The independent accountant for the Company is ultimately accountable to the Board of Directors and Audit Committee of the Company. The Audit Committee and Board of Directors have the ultimate authority and responsibility to select, evaluate, and, where appropriate, replace the independent accountant, or to nominate the independent accountant to be proposed for shareholder approval in any proxy statement.

APPENDIX B

THE 7-ELEVEN, INC.

1995 STOCK INCENTIVE PLAN

Section 1. Purpose

The purposes of The 7-Eleven, Inc. 1995 Stock Incentive Plan (the “Plan”) are to promote the interests of the Company and its shareholders by (i) attracting and retaining executive personnel and other key employees of outstanding ability; (ii) motivating executive personnel and other key employees, by means of performance-related incentives, to achieve longer-range performance goals; and (iii) enabling such employees to participate in the long-term growth and financial success of the Company. This Plan covers the sale of Restricted Stock, the grant of Restricted Stock Units, the award of Bonus Stock and the grant of Options (including options intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended), the award of Performance Shares, Stock Appreciation Rights, and any other Stock Unit Awards or stock-based forms of awards as the Committee may determine in its sole and complete discretion at the time of grant.

Section 2. Definitions

“Affiliate” shall mean (a) any corporation or other entity which is not a Subsidiary but as to which the Company possesses a direct or indirect ownership interest of 10% or more; (b) any Person who is directly or indirectly the beneficial owner of 10% or more of the voting power of the Company; or (c) any Person controlling, controlled by or under common control with the Company.

“Award” shall mean a grant or award under Sections 7 through 12, inclusive, of the Plan, whether granted individually, in combination, or in tandem, to a Participant pursuant to the terms, conditions and limitations that the Committee may establish in order to fulfill the objectives of the Plan.

“Award Agreement” shall mean the written agreement between the Company and a Participant evidencing the terms, conditions and limitations of the Award granted to that Participant.

“Board of Directors” shall mean the Board of Directors of the Company.

“Bonus Stock” shall mean an award granted pursuant to Section 11 of the Plan expressed as a share of Common Stock which may or may not be subject to restrictions.

“Change in Control” shall mean (a) the direct or indirect acquisition by any Person (an “Acquiring Person”) other than the Company, any subsidiary of the Company, any employee benefit plan of the Company or a subsidiary of the Company, of securities of the Company representing 50% or more of the combined voting power of the Company, such that such Person becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of the Company; or (b) a public announcement of a tender offer or exchange offer by any Acquiring Person for securities representing 50% or more of the combined voting power of the Company, which offer is not opposed by the Company’s Board of Directors; (c) the approval by the shareholders of the Company of a merger or a consolidation of the Company with any other Person (or, if no such approval is required, the consummation of such a merger or consolidation of the Company), other than a merger or consolidation that would result in the stock of the Company outstanding immediately before the consummation thereof continuing to represent a majority of the combined voting power of the surviving entity outstanding immediately after such merger or consolidation; or (d) the approval by the shareholders of the Company of a plan of complete liquidation of the Company or an agreement for the sale or distribution by the Company of all or substantially all of the Company’s assets (or, if no such approval is required, the consummation of such a liquidation, sale or disposition in one transaction or a series of related transactions), other than a liquidation, sale or disposition of all or substantially all of the Company’s assets in one transaction or a series of related transactions to a corporation owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of the stock of the Company.

“Closing Price” shall mean the last traded price per share of Stock as reported on The Nasdaq Stock Market or such other securities trading system or exchange which is the primary market on which the Stock may then be listed or traded.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Committee” shall mean the Committee that administers this Plan and shall be the Compensation and Benefits Committee of the Board of Directors unless any member of such committee shall fail to qualify as a Person described in the following three sentences, in which case, the Compensation and Benefits Committee shall appoint an Incentive Compensation Committee, consisting solely of persons who do so qualify, to serve as the Committee to administer this Plan. The Committee shall consist of not less than two persons (all of whom shall be members of the Board of Directors and shall qualify as Outside Directors under Section 162(m)). A member of the Committee shall not be eligible to receive Awards or equity securities under any plan of the Company or its Affiliates while serving as a member of the Committee; shall not have received Awards or equity securities under any plan of the Company or its Affiliates within one year before appointment to the Committee; and shall not be eligible to receive Awards or such equity securities under any plan of the Company or its Affiliates for such period following service on the Committee as may be required by Rule 16b-3 for that person to remain a Disinterested Person (as provided in Rule 16b-3), in each case except for Awards or equity securities granted as provided in paragraphs (c)(2)(i)(A), (B), (C) or (D) of Rule 16b-3. A “Disinterested Person” cannot be a former officer of the Company or a former employee receiving deferred compensation.

“Common Stock” or “Stock” shall mean the Common Stock of the Company, par value $.0001 per share, or such other security or right or instrument into which such Common Stock may later be changed or converted.

“Company” shall mean 7-Eleven, Inc., and any Subsidiary of the Company that has Key Employees that satisfy the eligibility requirements for participation in this Plan.

“Date of Grant” shall mean the date specified by the Committee as the effective date or date of grant of an Award or, if the Committee does not so specify, shall be the date the Committee adopts the resolution approving the offer of an Award to an individual, including the specification of the number (or method of determining the number) of shares of Stock and the amount (or method of determining the amount) of cash to be subject to the Award, even though certain terms of the Award Agreement may not be determined at that time and even though the Award Agreement may not be executed until a later time.

“Department” shall mean the Company’s Compensation and Benefits Department.

“Designated Beneficiary” shall mean the beneficiary designated by the Participant, pursuant to procedures established by the Department, to receive amounts due the Participant in the event of the Participant’s death. In the absence of an effective designation by the Participant, Designated Beneficiary shall mean the Participant’s estate.

“Disability” shall mean the mental or physical disability, either occupational or non-occupational in cause, defined as “Total Disability” in the Company’s Disability Plan as currently in effect and as amended from time to time, or which, in the opinion of the Committee, on the basis of medical evidence satisfactory to it, prevents the employee from engaging in any occupation or employment for wage or profit, which has continued for at least 12 months and is likely to be permanent.

“Divestiture” shall mean the sale of, or closing by, the Company of the business operations in which the Participant was employed, or the elimination of a particular position at the Company’s discretion.

“Early Retirement” shall mean, in the case of any Participant, retirement from employment with the Company after the age of 55, but before the age of 65, provided that such Participant is eligible for retiree benefits under the Company’s group medical/dental plans.

“Exchange Act” shall mean the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, or any successor law, as it may be amended from time to time.

“Executive Officer” shall mean the Company’s president, principal financial officer, principal operating officer, principal accounting officer or any vice president of the Company in charge of a principal business unit, division or function (such as sales, administration or finance), any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the Company or any other person who is subject to the provisions of Rule 16b-3.

“Fair Market Value” shall mean the Closing Price of the Stock on the date in question or, if the Stock has not been traded on such date, the Closing Price on the first day prior thereto on which the Stock was so traded.

“Fiscal Year” shall mean the fiscal year of the Company.

“Incentive Stock Option” shall mean a stock option granted under Section 7 of the Plan which is intended to meet the requirements of Section 422 of the Code.

“Key Employee” shall mean any employee whom the Committee identifies as having a direct and significant effect on the performance of the Company or any of its Subsidiaries.

“Non-Stock Based Incentive Compensation” refers to incentive compensation the value of which is not based in whole or in part on the value of the Stock.

“Nonqualified Stock Option” shall mean a stock option granted under Section 7 of the Plan which is not intended to be an Incentive Stock Option.

“Normal Retirement” shall mean, in the case of any Participant, retirement from employment with the Company at or after the time when such Participant reaches age 65 or some earlier age if approved by the Committee.

“Option” shall mean an Incentive Stock Option or a Nonqualified Stock Option.

“Option Shares” shall mean the shares of Stock purchased upon exercise of an Option granted pursuant to this Plan.

“Outside Director” shall mean a person who satisfies the requirements of Section 162(m) of the Code and is a “Disinterested Person” under Rule 16b-3.

“Participant” shall mean an employee who is selected by the Committee to receive an Award under the Plan.

“Payment Value” shall mean the dollar amount assigned to a Performance Share which shall be equal to the Fair Market Value of the Common Stock on the day of the Committee’s determination under Section 9 with respect to the applicable Performance Cycle.

“Performance Based Awards” shall mean any Awards of Performance Shares, Restricted Stock, Restricted Stock Units, Bonus Stock or other stock-based compensation that is intended by the Committee to constitute performance-based compensation under Section 162(m).

“Performance Cycle” or “Cycle” shall mean the period of years selected by the Committee during which the performance is measured for the purpose of determining the extent to which an award of Performance Shares has been earned.

“Performance Goals” shall mean the objectives established by the Committee for a Performance Cycle, for the purpose of determining the extent to which Performance Shares which have been contingently awarded for such Cycle are earned.

“Performance Share” shall mean an award granted pursuant to Section 9 of the Plan expressed as a share of Common Stock.

“Person” shall mean any person or entity of any nature whatsoever, specifically including (but not limited to) an individual, a firm, a company, a corporation, a partnership, a trust or other entity.

“Plan” shall mean “The 7-Eleven, Inc. 1995 Stock Incentive Plan.”

“QDRO” shall mean a “Qualified Domestic Relations Order” as defined in the Code or Title I of the Employee Retirement Income Security Act.

“Restricted Period” shall mean the period of years selected by the Committee during which a grant of Restricted Stock or Restricted Stock Units may be forfeited to the Company.

“Restricted Stock” shall mean shares of Common Stock, subject to restrictions, contingently granted to a Participant under Section 10 of the Plan.

“Restricted Stock Unit” shall mean a fixed or variable dollar denominated right to acquire Stock, which may or may not be subject to restrictions, contingently awarded under Section 10 of the Plan.

“Rule 16b-3” shall mean Rule 16b-3 under Section 16(b) of the Exchange Act as adopted in Exchange Act Release No. 34-29131 (April 26, 1991), or any successor rule, as it may be amended from time to time.

“Section 162(m)” shall mean Section 162(m) of the Code, or any successor section under the Code, as it may be amended from time to time and as interpreted by final or proposed regulations promulgated thereunder from time to time.

“Securities Act” shall mean the Securities Act of 1933 and the rules and regulations promulgated thereunder, or any successor law, as it may be amended from time to time.

“Stock Appreciation Right” shall mean an award granted under Section 8 of the Plan.

“Stock Unit Award” shall mean an award of Common Stock or units granted under Section 12 of the Plan.

“Stockholder Approved Standard” means any pre-established objective performance goal qualifying under Section 162(m) and approved by the shareholders of the Company in accordance with Section 162(m), including (a) total stockholder return (Stock price appreciation plus dividends), (b) net income, (c) earnings per share, (d) return on sales, (e) return on equity, (f) return on assets, (g) increase in the market price of Stock or other securities of the Company, (h) the performance of the Company in any of the items mentioned in clause (a) through (g) in comparison to the average performance of the companies used in a self-constructed peer group established before the beginning of the performance period.

“Subsidiary” shall mean any business entity in which the Company possesses directly or indirectly fifty percent (50%) or more of the total combined voting power.

“Unvested Stock” shall mean all the shares of Restricted Stock, Unit Stock, Bonus Stock and Option Stock other than Vested Stock.

“Vested Stock” shall mean: (i) all shares of Restricted Stock, Unit Stock, Bonus Stock and Option Stock which at the time in question have been freed of the restrictions imposed pursuant to the Plan; and (ii) all shares of Unit Stock, Bonus Stock and Option Stock which shall have been issued free of restrictions pursuant to the Plan.

Section 3. Administration

The Plan shall be administered and interpreted by the Committee. The Committee shall have full authority, in its discretion, to adopt, alter and repeal such administrative rules, guidelines, and practices governing the operation of the Plan as it shall from time to time deem advisable, and to interpret the terms and provisions of the Plan. Subject to Section 4, the Committee shall have full authority, in its discretion, to determine those Executive Officers and Key Employees who shall participate in the Plan and the number of shares of Stock to be sold or awarded to each Participant and the number of shares of Stock to be covered by either rights to acquire shares of Stock or Options granted to each Participant (it being understood that more than one sale, award or grant or any combination thereof may relate to the same Participant). Recommendations for individual awards shall be made to the Committee by the President of the Company. The Committee may delegate to the President of the Company the power to make Awards to Participants who are not Executive Officers of the Company provided the Committee shall fix the maximum amount of such Awards for the group and a maximum for any one Participant. The Committee shall determine the Awards to be made to the Executive Officers. The Committee’s decisions shall be binding upon all persons, including the Company, its stockholders, employees, Participants, and Designated Beneficiaries.

The Committee may act by a meeting in person or take action by unanimous written consent or by means of a meeting held by conference telephone call or similar communications equipment pursuant to which all persons participating in the meeting can hear each other. The Committee may request advice or assistance or employ such persons as it deems necessary for proper administration of the Plan. Any determination made by the Committee shall be conclusive except to the extent that the sufficiency of the consideration therefor or the terms of any such sale or award of shares of Stock or any grant of rights or Options under the Plan are required by law or by the Articles of Incorporation or Bylaws of the Company to be subject to ratification by the Board of Directors or its Compensation and Benefits Committee prior to such sale, award or grant.

Section 4. Eligibility

Key Employees, including officers, of the Company shall be eligible to participate under the Plan. However: (i) no non-Employee director of the Company shall be eligible to participate under the Plan; (ii) no member of the Committee shall be eligible to participate under the Plan; and (iii) no person shall be eligible to participate under the Plan if he owns, directly or indirectly, more than 5% of the total combined voting power of all classes of stock of the Company.

Section 5. Shares Subject to Plan/Maximum Amount Available for Awards

(a) The maximum number of shares of Stock in respect of which Awards may be made under the Plan shall be a total of 11,200,000 shares of Common Stock (including, subject to shareholder approval, 3,000,000 shares in addition to the 8,200,000 originally authorized), which may be in any combination of Options, Restricted Stock, Restricted Stock Units, Performance Shares, Bonus Shares or any other right or option.

(b) Shares of Common Stock may be available from the authorized but unissued shares of Common Stock of the Company or from shares of Common Stock reacquired by the Company, including shares of Common Stock purchased in the open market. In the event that (i) an Option or Stock Appreciation Right is settled for cash or expires or is terminated unexercised as to any shares of Common Stock covered thereby, or (ii) any Award in respect of shares of Common Stock is cancelled or forfeited for any reason under the Plan without the delivery by the Company of shares of Common Stock, such shares shall thereafter be again available for award pursuant to the Plan. In the event that any Option or other Award granted hereunder is exercised through the delivery of shares of Common Stock, the number of shares of Common Stock available for Awards under the Plan shall be increased by the number of shares so surrendered, to the extent permissible under Rule 16b-3 as interpreted from time to time by the Securities and Exchange Commission or its staff.

(c) If at any time, or from time to time, the Company shall subdivide as a whole (by reclassification, by a Stock split, by the issuance of a distribution on Stock payable in Stock, or otherwise) the number of shares of Stock then outstanding into a greater number of shares of Stock, then (i) the maximum number of shares of Stock available for the Plan shall be increased proportionately, and the kind of shares or other securities available for the Plan shall be appropriately adjusted, (ii) the number of shares of Stock (or other kind of shares or securities) that may be acquired under any award under the Plan shall be increased proportionately, and (iii) the price (including Exercise Price) for each share of Stock (or other kind of shares or securities) subject to then outstanding awards shall be reduced proportionately, without changing the aggregate purchase price or value as to which outstanding awards remain exercisable or subject to restrictions.

(d) If at any time, or from time to time, the Company shall consolidate as a whole (by reclassification, reverse Stock split, or otherwise) the number of shares of Stock then outstanding into a lesser number of shares of Stock, (i) the maximum number of shares of Stock available for the Plan shall be decreased proportionately, and the kind of shares or other securities available for the Plan shall be appropriately adjusted, (ii) the number of shares of Stock (or other kind of shares or securities) that may be acquired under any award shall be decreased proportionately, and (iii) the price (including Exercise Price) for each share of Stock (or other kind of shares or securities) subject to then outstanding awards shall be increased proportionately, without changing the aggregate purchase price or value as to which outstanding awards remain exercisable or subject to restrictions.

(e) In the event of any stock dividend, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase Common Stock, or other similar corporate event, not contemplated in Section 5(c) or (d) above, affects the Common Stock such that an adjustment is deemed appropriate in order to preserve the benefits or potential benefits intended to be made available under this Plan, then the Committee may in its sole discretion and in such manner as the Committee may deem equitable adjust any or all of (i) the number and kind of shares which thereafter may be awarded or optioned and sold or made the subject of Stock Appreciation Rights under the Plan, (ii) the number and kind of shares subject of Options and other Awards, and (iii) the grant, exercise or conversion price with respect to any of the foregoing and/or, if deemed appropriate, make provision for cash payment to a Participant or a person who has an outstanding Option or other Award; provided, however, that the number of shares subject to any Option or other Award shall always be a whole number.

(f) Whenever the number of shares of Stock subject to outstanding awards under the Plan and the price for each share of Stock subject to outstanding awards are required to be adjusted as provided in this Section, the Committee shall authorize the Department to prepare a notice setting forth the event requiring adjustment, the amount of the adjustment, the method by which such adjustment was calculated, and the change in price and the number of shares of Stock, or securities, cash or property purchasable subject to each Award after giving effect to the adjustments. The Committee shall authorize the Department to give each Participant such a notice.

(g) The maximum number of shares of Stock in respect of which Awards may be made under the Plan to any individual Key Employee shall be 2,000,000 shares of Stock, which may be in any combination of Options, Restricted Stock, Restricted Stock Units, Performance Units, Bonus Shares or any other right or option. Such maximum number of shares shall be adjusted as provided in Sections 5(c), (d), and (e) above; however, the events described in Section 5(b) above shall count against and reduce the maximum number of shares of Stock in respect of which Awards may be made under the Plan to any individual Key Employee. This Section 5(g) is intended to comply with the requirement of the performance-based compensation exception to Section 162(m) and shall be interpreted accordingly.

(h) Adjustments under this Section shall be made, as required, and the calculations by the Department shall be final, binding and conclusive. No fractional interest shall be issued under the Plan as a result of any such adjustments.

Section 6. Price

Subject to the provisions of this Plan and to the requirements of applicable law, the Committee shall determine the price at which shares of Restricted Stock, Restricted Stock Units or any other form of incentive Stock shall be sold to Participants hereunder and the price at which any Options granted to purchase shares of Option Stock hereunder shall become exercisable. All shares purchased upon exercise of any Option shall be paid for in full at the time of exercise and such payment may be made in whole or in part by delivery of shares of Stock already owned by the participant with such shares being valued for these purposes at 100% of the Fair Market Value thereof on the date of the exercise.

Section 7. Stock Options

(a) Grant.

Subject to the provisions of the Plan and applicable law, all Options granted pursuant to the Plan shall have such terms and conditions as the Committee in its sole discretion shall determine, all of which terms and conditions shall be specified in the particular Award Agreement, including the period during which such Option may be exercised in whole or in part, and the conditions under which such Option may be terminated and such other provisions as may be advisable to comply with law or the rules of any securities trading system or stock exchange. The Committee shall have the authority to grant Incentive Stock Options, or to grant Nonstatutory Stock Options, or to grant both types of options. In the case of Incentive Stock Options, the terms and conditions of such grants shall be subject to and comply with such rules as may be prescribed by Section 422 of the Code, as from time to time amended, and any implementing regulations.

(b) Option Price.

The Committee shall establish the option price at the time each Option is granted, which price shall not be less than 100% of the Fair Market Value of the Common Stock on the Date of Grant.

(c) Exercise.

(1) Each Option shall be exercisable at such times and subject to such terms and conditions as the Committee may, in its sole discretion, specify in the applicable Award Agreement or thereafter, provided, however, that in no event may any Option granted hereunder be exercisable prior to the expiration of six months from the Date of Grant nor after the expiration of ten years from the Date of Grant. The Committee may impose such conditions with respect to the exercise of Options, including without limitation, any relating to the application of federal or state securities laws, as it may deem necessary or advisable, restrictions on transfer of shares of Stock received upon exercise, or a portion thereof, after exercise, as the Committee may deem advisable, including, without limitation, restrictions on, or acceleration of, the term or vesting based on market appreciation of the Stock, increases in the revenues, sales, net worth or net earnings of the Company or any Subsidiary, division or other component thereof, or the attainment of any other business or financial goal of the Company.

(2) No shares of Stock shall be delivered pursuant to any exercise of an Option until payment in full of the option price therefore is received by the Company. Such payment may be made in cash, or its equivalent, or by exchanging shares of Common Stock owned by the optionee (which are not the subject of any pledge or other security interest), or by a combination of the foregoing, provided that the combined value of all cash and cash equivalents and the Fair Market Value of any such Common Stock so tendered to the Company, valued as of the date of such tender, is at least equal to such option price. In addition, at the request of the Participant and to the extent permitted by applicable law, the Committee may (but shall not be required to) approve arrangements with a brokerage firm under which that brokerage firm, on behalf of the Participant, shall pay to the Company the Exercise Price of the Option being exercised (either as a loan to the Participant or from the proceeds of the sale of Stock issued pursuant to that exercise of the Option), and the Company shall promptly cause the exercised shares to be delivered to the brokerage firm. Such transactions shall be effected in accordance with the procedures that the Committee may establish from time to time.

(d) Each Option shall have the following additional conditions:

(1)	The Options shall not be transferable other than by will or the laws of descent and distribution and shall be exercisable during the Participant’s lifetime only by him, except as otherwise determined by the Committee.

(2)	Participants shall have no right to receive any fractional shares of Stock upon the exercise of Options granted under the Plan.

(3)	No optionee shall be deemed to be a holder of any shares of Stock until the issuance of certificates after the exercise of an Option. No adjustment shall be made for any dividends or distributions or other rights for which the record date is prior to the date such stock certificates are so issued.

(4)	The number of shares of Stock subject to an Option and the price per share shall be appropriately adjusted pursuant to Section 5.

(5)	All Option Shares (and all shares of Stock received thereon as the result of any adjustment pursuant to Section 5) shall either be free of any restrictions (other than those imposed by applicable law) or in the discretion of the Committee may be subject to restrictions or features similar to those referred to in Section 10 and set forth in the related Award Agreement.

Section 8. Stock Appreciation Rights

(a) The Committee may, with full authority and in its sole and complete discretion, grant Stock Appreciation Rights in tandem with an Option, in addition to an Option, or freestanding and unrelated to an Option. Stock Appreciation Rights granted in tandem with or in addition to an Option may be granted either at the same time as the Option or at a later time. Stock Appreciation Rights shall not be exercisable earlier than six months after grant and shall not be exercisable after the expiration of ten years from the Date of Grant.

(b) The Committee shall establish the grant price of each Stock Appreciation Right at the time each Stock Appreciation Right is granted, and, unless such Stock Appreciation Right is not intended to comply with the performance-based compensation exception to Section 162(m), such grant price shall not be less than the Fair Market Value of the Common Stock on the date of grant.

(c) A Stock Appreciation Right shall entitle the Participant to receive from the Company an amount equal to the excess of the Fair Market Value of a share of Common Stock on the exercise of the Stock Appreciation Right over the grant price thereof, provided that the Committee may for administrative convenience determine that, a Stock Appreciation Right which is not related to an Incentive Stock Option can only be exercised during limited periods of time in order to satisfy the conditions of certain rules of the Securities and Exchange Commission, and the exercise of any such Stock Appreciation Right for cash during such limited period shall be deemed to occur for all purposes hereunder on the day during such limited period on which the Fair Market Value of the Stock is the highest. Any such determination by the Committee may be changed by the Committee from time to time and may govern the exercise of Stock Appreciation Rights granted prior to such determination as well as Stock Appreciation Rights thereafter granted. The Committee shall determine upon the exercise of a Stock Appreciation Right whether such Stock Appreciation Right shall be settled in cash, shares of Common Stock, Stock Options, or a combination thereof, provided, however, that if any payment in shares of Stock results in a fractional share, payment for the fractional share shall be made in cash.

Section 9. Performance Shares

(a) The Committee may, with full authority and in its sole and complete discretion, grant Performance Shares and determine the number of such shares for each Performance Cycle, the duration of each Performance Cycle and the value of each Performance Share. All the terms and conditions of each Performance Share Grant shall be included in the applicable Award Agreement. There may be more than one Performance Cycle in existence at any one time, and the duration of Performance Cycles may differ from each other.

(b) The Committee shall establish Performance Goals for each Cycle on the basis of such criteria and to accomplish such objectives as the Committee may from time to time select. During any Cycle, the Committee may adjust the Performance Goals for such Cycle as it deems equitable in recognition of unusual or non-recurring events affecting the Company, changes in applicable tax laws or accounting principles, or such other factors as the Committee may determine.

(c)(1) As soon as practicable after the end of a Performance Cycle, the Committee shall determine the number of Performance Shares which have been earned on the basis of performance in relation to the established Performance Goals.

(2) Payment Value of earned Performance Shares shall be distributed to the Participant or, if the Participant has died, to the Participant’s Designated Beneficiary, as soon as practicable after the expiration of the Performance Cycle and the Committee’s determination under paragraph (c)(1), above. The Committee shall determine whether Payment Values are to be distributed in the form of cash or shares of Common Stock, provided, however, that if any payment in shares of Stock results in a fractional share, payment for the fractional share shall be made in cash.

Section 10. Restricted Stock and Restricted Stock Units

(a) The Committee may, with full authority and in its sole and complete discretion, grant Restricted Stock and Restricted Stock Units and determine the number of shares of Restricted Stock and the number of Restricted Stock Units to be granted to each Participant, the duration of the Restricted Period during which, the consideration to be paid, if any, therefor, and the conditions under which, the Restricted Stock and Restricted Stock Units may be forfeited to the Company, and the other terms and conditions of such Awards. The Restricted Period may be shortened, lengthened or waived by the Committee at any time in its discretion with respect to one or more Participants or Awards outstanding.

(b) Shares of Restricted Stock and Restricted Stock Units may not be sold, assigned, transferred, pledged, or otherwise encumbered, except as herein provided, during the Restricted Period. Certificates issued in respect of shares of Restricted Stock shall be registered in the name of the Participant and deposited by such Participant, together with a stock power endorsed in blank, with the Company or with the Company’s stock transfer agent. At the expiration of the Restricted Period, the Company or its stock transfer agent shall deliver such certificates to the Participant or the Participant’s legal representative. If any payment is to be made to the Company for Restricted Stock Units, it shall be made in cash/or shares of Common Stock, as permitted in the Award Agreement, provided, however, that if any payment in shares of Stock results in a fractional share, payment for the fractional share shall be made in cash.

(c) Except as otherwise provided in the related Award Agreement, in the event a Participant who has purchased shares hereunder ceases to be employed by the Company as the result of death, Disability, Divestiture, Early Retirement or Normal Retirement, then: (i) the Company may repurchase that portion of the shares of Unvested Stock sold to such Participant, at such price and on such terms and conditions, as the Committee shall determine at such time in its sole discretion; or (ii) the other restrictions imposed and still existing upon any or all of the shares of Unvested Stock sold to such Participant shall lapse or shall be removed in accordance with a specified formula, all as shall be determined at such time in the sole discretion of the Committee.

(d) The Committee may provide in the related Award Agreement that, in the event of the failure of any condition to the vesting of shares of Restricted Stock, all such shares of Unvested Stock that have been purchased by the Participant may be repurchased by the Company on a date selected by the Committee within 60 days after the occurrence of the failure of such condition of vesting upon such terms and conditions as the Committee may elect.

(e) The Committee may provide in the related Award Agreement for: (i) any other restrictions or features relating to any shares of Restricted Stock sold pursuant to this Plan as it may deem advisable, including, without limitation, restrictions or acceleration of terms or vesting based on market appreciation of the Stock, increases in the revenues, sales, net worth or net earnings of the Company or any Subsidiary, division or other component thereof, or the attainment of any other business or financial goal of the Company; and (ii) such further restrictions as may be advisable to comply with law, including the requirements of the Securities Act, any stock exchange or securities trading system upon which such share or shares of the same class are then listed and under any state securities or other laws applicable to such shares.

(f) The Committee shall determine the exercise period within which a right to acquire shares of Restricted Stock pursuant to this Plan must be exercised and, subject to the other provisions of this Plan, the Participant may not sell, assign, transfer or otherwise alienate or hypothecate such right other than by will or the laws of descent and distribution, and such right shall be exercisable during the Participant’s lifetime only by him or his guardian or legal representative.

Section 11. Bonus Stock.

The Committee may, with full authority and in its sole and complete discretion, award shares of Bonus Stock to participants hereunder without cash consideration and may determine in the related Award Agreement whether shares of Bonus Stock awarded pursuant to the Plan (including any shares received by the holders thereof as a result of any adjustment pursuant to Section 5) shall be free of any restrictions (other than those advisable to comply with law) or shall be subject to restrictions and limitations similar to those referred to in Section 10. In the event that any restrictions are imposed on shares of Bonus Stock awarded pursuant to the Plan, then such shares shall be subject to at least the following restrictions:

A.	Shares of Unvested Stock may not be sold, assigned, transferred or otherwise alienated or hypothecated.

B.	In the event of the failure of any condition to the vesting of shares of Bonus Stock, all such shares of Unvested Stock shall be delivered to the Company (as designated by the Committee) within 60 days after the occurrence of the failure of such condition as is established by the Committee without any payment from the Company.

Section 12. Other Stock Based Awards

(a) In addition to granting Options, Stock Appreciation Rights, Performance Shares, Bonus Stock, Restricted Stock, and Restricted Stock Units, the Committee shall have authority to grant to Participants Stock Unit Awards which can be in the form of Common Stock or units with the precise terms and conditions of each Award to be as specified in the Award Agreement, with the value of each such Award based, in whole or in part, on the value of Common Stock. Subject to the provisions of the Plan, Stock Unit Awards shall be subject to such terms, restrictions, conditions, vesting requirements, and payment rules (all of which are sometimes hereinafter collectively referred to as “rules”) as the Committee may determine in its sole and complete discretion at the time of grant. The rules need not be identical for each Stock Unit Award.

(b) In the sole and complete discretion of the Committee, a Stock Unit Award may be granted subject to the following rules:

(1) Any shares of Common Stock which are part of a Stock Unit Award may not be assigned, sold, transferred, pledged or otherwise encumbered prior to the date on which the shares are issued or, if later, the date provided by the Committee at the time of grant of the Stock Unit Award.

(2) Stock Unit Awards may provide for the payment of cash consideration by the person to whom such Award is granted or provide that the Award, and any Common Stock to be issued in connection therewith, if applicable, shall be delivered without the payment of cash consideration.

(3) Stock Unit Awards may relate in whole or in part to certain performance criteria established by the Committee at the time of grant.

(4) Stock Unit Awards may provide for deferred payment schedules and/or vesting over a specified period of employment.

(5) In such circumstances as the Committee may deem advisable, the Committee may waive or otherwise remove, in whole or in part, any restriction or limitation to which a Stock Unit Award was made subject at the time of grant.

(c) In the sole and complete discretion of the Committee, an Award, whether made as a Stock Unit Award under this Section 12 or as an Award granted pursuant to Sections 7 through 11, may provide the Participant with (i) dividends or dividend equivalents (payable on a current or deferred basis) and (ii) cash payments in lieu of or in addition to an Award.

Section 13. Certain Performance Shares, Restricted Stock, Restricted Stock Units, Bonus Stock and Other Stock Based Awards

(a) Performance-Based Awards shall be subject to the requirements of this Section 13 in addition to the requirements of Sections 9, 10, 11 and 12 above. To the extent that the requirements of this Section 13 conflict with the requirements of Sections 9, 10, 11 and 12, the requirements of this Section 13 shall govern.

(b) The Award Agreement with respect to each Performance-Based Award shall condition the Participant’s right to receive the underlying compensation (whether payable in Stock or otherwise) on the achievement of specific numeric targets under one or more Stockholder Approved Standards; provided further that a Performance-Based Award may be conditioned upon the achievement either cumulatively or in the alternative of numeric targets under multiple Stockholder Approved Standards.

(c) The Committee in its discretion will select a specific Stockholder Approved Standard(s) and a specific numeric target(s) under such Stockholder Approved Standard(s) on which a Participant’s right to receive a Performance-Based Award is conditioned.

(d) The Committee will select a specific period of time over which numeric target(s) of Stockholder Approved Standard(s) must be achieved; provided, however, that such period of time shall be equal to one year, two years, three years, or such other period of time as the Committee may in its discretion select, but in no event shall such period of time be less than six months.

(e) Before the earlier of the lapse of (i) 90 days after the commencement of the period of service to which a Performance-Based Award relates or (ii) 25% of the period of service to which such Award relates, the Committee will specify in writing the specific Stockholder Approved Standard(s), numeric target(s) for such Stockholder Approved Standard(s), and the period of time over which the numeric target(s) of such Stockholder Approved Standard(s) must be achieved with respect to such Performance-Based Award.

(f) A Performance-Based Award shall be in an amount calculated as, and specified in the Award Agreement as, the product of the number of shares of Common Sock with respect to which such Performance-Based Award is made multiplied by the Fair Market Value of the Common Stock, or some multiple of the Fair Market Value of the Common Stock, on the date the numeric target(s) are achieved under the applicable Stockholder Approved Standard(s) and any other conditions to receipt of such Performance-Based Award are satisfied.

(g) The Committee will certify in writing, prior to the lapse of the restrictions and/or conditions on a Participant’s receipt of compensation under a Performance-Based Award, that the numeric target(s) under the applicable Stockholder Approved Standard(s) have been achieved; provided, however, that such certification will be required only if the Committee concludes that there is a material possibility that such Participant will be a “covered employee” within the meaning of Section 162(m). The written certification requirement will be satisfied if approved written minutes are kept of the meeting of the Committee at which such certification occurs.

(h) The preceding Sections 13(a)-(g) shall not apply to any Performance-Based Awards the value of which, upon satisfaction of all restrictions and/or conditions to receipt by the Participant, is dependent solely and exclusively upon an increase in the Fair Market Value of the Common Stock between the date of grant and the date that such restrictions and conditions are satisfied.

Section 14. General Provisions

(a) Withholding.

The Company shall have the right to deduct from all amounts paid to a Participant in cash (whether under this Plan or otherwise) any taxes required by law to be withheld in respect of Awards under this Plan. In the case of payments of incentive Awards in the form of Common Stock, at the Committee’s discretion the Participant may be required to pay to the Company the amount of any taxes required to be withheld with respect to such Common Stock, or, in lieu thereof, the Company shall have the right to retain (or the Participant may be offered the opportunity to elect to tender) the number of shares of Common Stock the Fair Market Value of which equals the amount required to be withheld.

(b) Awards.

Each Award hereunder shall be evidenced in writing, delivered to the Participant, and shall specify the terms and conditions thereof and any rules applicable thereto, including but not limited to the effect on such Award of the death, Disability, Divestiture, Early Retirement, Normal Retirement or other termination of employment of the Participant and the effect thereon, if any, of a Change in Control.

(c) Nontransferability.

No Award shall be assignable or transferable except by will or the laws of descent and distribution, and no right or interest of any Participant shall be subject to any lien, obligation, or liability of the Participant. Notwithstanding the above, in the discretion of the Committee, Awards may be transferable pursuant to a QDRO, as determined by the Committee.

(d) No Right to Employment.

No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company.

(e) Rights as Shareholder.

Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a shareholder with respect to any shares of Common Stock to be distributed under the Plan until he or she has become the holder thereof. Notwithstanding the foregoing, in connection with each grant of Restricted Stock hereunder, the applicable Award shall specify that upon the issuance of certificates with respect to such shares, the Participant or Designated Beneficiary shall be the owner of such shares as provided herein and in the related Restricted Stock Agreement, Restricted Stock Unit Agreement, Bonus Stock Agreement or Option Stock Agreement and, except as otherwise provided herein or in any such related Agreement, shall be entitled to full voting, dividend and distribution rights like any other holder of the Stock as long as such Participant remains the owner thereof.

(f) Construction of the Plan.

The validity, construction, interpretation, administration and effect of the Plan and of its rules and regulations, and rights relating to the Plan, shall be determined solely in accordance with the laws of the state of Texas. If any provision of the Plan should be found by any court of competent jurisdiction to be invalid, illegal or unenforceable, in whole or in part, such declaration shall not affect the validity, legality or enforceability of any remaining provision or portion thereof, which remaining provision or portion shall remain in full force and effect as if the Plan had been adopted with the invalid, illegal or unenforceable provision or portion thereof eliminated.

(g) Effective Date and Term of Plan.

Subject to the approval of the shareholders of the Company, the Plan shall be effective on October 23, 1995; provided, however, that no Stock, rights or Options may be sold, awarded or granted under the Plan until a Registration Statement under the Securities Act covering the shares of Stock to be issued under the Plan has become effective. Any rights, Options or Stock granted hereunder shall be granted subject to approval of this Plan by the shareholders of the Company.

No Awards may be granted under the Plan after December 31, 2005; however, all previous Awards made that have not expired under their original terms at the time the Plan expires will remain outstanding.

(h) Amendment of Plan.

The Board of Directors or the Committee may amend, suspend, or terminate the Plan or any portion thereof at any time, provided that no amendment shall be made without shareholder approval if such approval is necessary to comply with any tax or regulatory requirement, including for these purposes any approval requirement which is a prerequisite for exemptive relief under Section 16(b) of the Exchange Act or under the performance-based compensation exception to Section 162(m). Notwithstanding anything to the contrary contained herein, the Committee may amend the Plan in such manner as may be necessary so as to have the Plan conform with local rules and regulations.

(i) Amendment of Award.

Any Award may be amended by the Committee at any time (i) if the Committee determines, in its sole discretion, that amendment is necessary or advisable in light of any additions to or changes in the Code or in the regulation issued thereunder, or any federal or state securities law or other law or regulations, which change occurs after the Date of Grant and by its terms applies to the Award; or (ii) other than in the circumstances described in clause (i), with the consent of the Participant.

(j) Exemption from Computation of Compensation for Other Purposes.

By acceptance of shares of Stock sold or awarded or rights or Options granted under this Plan, each Participant shall be deemed to agree that it is special incentive compensation and that it will not be taken into account as “wages” or “salary” in pension, retirement, life insurance or other employee benefit plans or arrangements of the Company, except as otherwise determined by the Company. In addition, each Designated Beneficiary of a deceased Participant shall be deemed to agree that such Award or grant will not affect the amount of any life insurance coverage available under any life insurance plan covering employees of the Company.

(k) Termination.

Unless earlier terminated by the Board of Directors or the Committee, the Plan shall terminate at 11:59 p.m. on December 31, 2005. No shares of Stock shall be sold or issued (except to the extent issued in connection with rights or Options previously granted hereunder) or rights or Options granted hereunder after such date. The termination of the Plan, however, shall not affect any restrictions previously imposed on shares of Stock issued pursuant to the Plan or alter the rights of Participants with respect to rights or Options granted or shares of Stock issued (including Unvested Stock) pursuant to the Plan.

(l) Legend.

In order to enforce the restrictions imposed upon shares of Stock sold or awarded hereunder, the Committee may cause a legend or legends to be placed on any certificates representing such shares, which legend or legends shall make appropriate reference to the restrictions imposed hereunder.

(m) Certain Participants.

All Award Agreements for Participants who are subject to Section 16(b) of the Exchange Act shall be deemed to include such additional limitations, terms, and provisions as Rule 16b-3 then requires unless the Committee determines that any such Award should not comply with the requirements of Rule 16b-3. All Performance-Based Awards shall be deemed to include such additional limitations, terms and provisions as are necessary to comply with the performance-based compensation exemption to Section 162(m). Unless the Committee determines that an Award to an Executive Officer is not intended to qualify for the exemption for performance-based compensation under Section 162(m) or unless (and then only to the extent) the requirements of Section 162(m) change, (a) an Award of a Stock Option shall have an exercise price (and Award of a Stock Appreciation Right shall have a specified price fixed by the Committee) equal to the Fair Market Value of a share of Stock on the Date of Grant of the Award, (b) the period over which the performance objectives of the Award must be satisfied shall not be shorter than six months, (c) the performance objectives applicable to an Award for an Executive Officer shall be based on one or more of the Stockholder Approved Standards; and (d) the Award shall be subject to any additional requirement of Section 162(m).

(n) Restriction on Awards.

If a Participant has received a hardship distribution from a plan maintained by the Company and qualified under Section 401(a) of the Code with a Section 401(k) cash or deferred arrangement that permits hardship withdrawals, then such Participant must suspend all elective and employee contributions under the Plan, to the extent required by regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code or by the Internal Revenue Service’s interpretation thereof, for 12 months following the hardship distribution.

(o) Change in Control.

The Committee shall, in its sole discretion, have the right to accelerate the payment or vesting of any Award and to release any restrictions on any Awards in the event of a Change in Control.

APPENDIX C

7-ELEVEN, INC.

AMENDED AND RESTATED

STOCK COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS

(EFFECTIVE AS OF APRIL 23, 2003)

1.	ESTABLISHMENT AND PURPOSE

7-Eleven, Inc. (the “Company”), hereby amends and restates the 7-Eleven, Inc. Stock Compensation Plan for Non-Employee Directors (the “Plan”). The purpose of the amended Plan are to provide a variety of ways for the non-employee directors of the Company to acquire shares of the Company’s common stock, and thereby to align their interests more closely with the interests of the other shareholders of the Company.

2.	CERTAIN DEFINITIONS

For purposes of the Plan, the following terms shall have the indicated meanings:

(a)	“Affiliate” shall mean (a) any corporation or other entity which is not a Subsidiary but as to which the Company possesses a direct or indirect ownership interest of 10% or more; (b) any Person who is directly or indirectly the beneficial owner of 10% or more of the voting power of the Company; (c) any Person controlling, controlled by or under common control with the Company.

(b)	“Annual Retainer” means the amount paid to a Non-Employee Director as his annual fee, which is paid in quarterly increments.

(c)	“Award” means a grant or award under Sections 5 or 6 of the Plan, whether granted individually or, in combination, to an Independent Director pursuant to the terms, conditions and limitations that the Board may establish in order to fulfill the objectives of the Plan.

(d)	“Award Agreement” means the written agreement between the Company and an Independent Director evidencing the terms, conditions and limitations of the Award granted to that Independent Director.

(e)	“Board” means the Board of Directors of 7-Eleven, Inc.

(f)	“Closing Price” means the last reported sales price of the Common Stock on the last Trading Day of the calendar quarter, or if no such sale is made on such day, the last reported sales price of the Common Stock on the next following day for which such sales price is reported on the New York Stock Exchange (or, if the Common Stock is not then listed or admitted to trading on the New York Stock Exchange, the principal national stock exchange or stock market on which the Common Stock is then listed or admitted to trading).

(g)	“Common Stock” means the Common Stock, par value $.0001 per share, of the Company, or any stock or other securities of the Company hereafter issued or issuable in substitution or exchange for the Common Stock.

(h)	“Date of Grant” means the date specified by the Board as the effective date of an Award or, if the Board does not so specify, shall be the date the Board adopts the resolution approving the grant of an Award to an individual, including the specification of the number (or method of determining the number) of shares of Common Stock to be subject to the Award, even though certain terms of the Award Agreement may not be determined at that time and even though the Award Agreement may not be executed until a later time.

(i)	“Director’s Fees” means all fees paid to a Non-Employee Director for his services to the Company as a member of the Board. It shall include the Annual Retainer, committee fees and meeting fees. It shall not include any consulting fees paid to a Non-Employee Director.

(j)	“Election Agreement” means the form, signed by the Non-Employee Director and filed with the Company that specifies the amount (all, none, dollars or percentage) of the Director’s Fees that a Non-Employee Director elects to receive in Common Stock in lieu of cash pursuant to Section 4.

(k)	“Exchange Act” shall mean the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, or any successor law, as it may be amended from time to time.

(l)	“Fair Market Value” shall mean the Closing Price of the Common Stock on the date in question or, if the Common Stock has not been traded on such date, the Closing Price on the last day prior thereto on which the Common Stock was so traded.

(m)	“Independent Director” means an individual duly elected or chosen as a director of the Company who is not also an employee, officer or director of a parent, Affiliate or Subsidiary of the Company and who would otherwise qualify as a “Non-Employee Director” as that term may be defined in Rule 16b-3.

(n)	“Non-Employee Director” means an individual duly elected or chosen as a director of the Company who is not also an employee of the Company or any of its Subsidiaries.

(o)	“Option” means a stock option granted under Section 5 of the Plan.

(p)	“Option Stock” means shares of Common Stock issued pursuant to the exercise of an Option.

(q)	“Person” shall mean any person or entity of any nature whatsoever, specifically including without limitation an individual, a firm, a corporation, a partnership, a trust or other entity.

(r)	“Restricted Period” means the period beginning on the date of grant of an Award and the first day of the month following the date of the Retirement of a Non-Employee Director.

(s)	“Restricted Stock” means shares of Common Stock, subject to restrictions, granted to an Independent Director under Section 6 of the Plan.

(t)	“Retirement” means, in the case of any Non-Employee Director, retirement from, or other cessation of, service on the Board.

(u)	“Rule 16b-3” shall mean Rule 16b-3 under Section 16(b) of the Exchange Act, or any successor rule, as it may be amended from time to time.

(v)	“Securities Act” shall mean the Securities Act of 1933 and the rules and regulations promulgated thereunder, or any successor law, as it may be amended from time to time.

(w)	“Subsidiary” shall mean any business entity in which the Company possesses directly or indirectly fifty percent (50%) or more of the total combined voting power.

(x)	“Trading Day” means any day on which the stock exchange or stock market referred to in Section 2(f) hereof is open for trading on a regular basis.

3.	ELIGIBILITY

Each Non-Employee Director shall be eligible to participate in the Plan, but only Independent Directors shall be eligible to receive grants of Options or Restricted Stock under Sections 5 and 6 of the Plan.

4.	ELECTION TO RECEIVE STOCK IN LIEU OF DIRECTOR’S FEES

(a)	Participation. Participation in this portion of the Plan shall be voluntary and a Non-Employee Director who elects to participate in this portion of the Plan shall complete an Election Agreement which shall be filed with the Secretary of the Company, specifying the amount (either “all”, “none”, a specific percentage or specific dollar amount) of such Director’s Fees that the Non-Employee Director wants to receive in shares of Common Stock.

(b)	Election Agreement. The Election Agreement must be filed with the Secretary of the Company prior to the beginning of the calendar quarter to which the election relates and will only be applicable to Director’s Fees earned after the effective date of the election, except that for the calendar quarter during which the Plan is first adopted, the Election Agreement will be deemed effective as of the first day of that calendar quarter. Once an Election Agreement is filed, it will remain in effect for subsequent calendar quarters until the Non-Employee Director amends it (by filing a new Election Agreement) or revokes it, by either (i) filing a new Election Agreement or (ii) filing a statement of revocation with the Secretary of the Company advising that the Non-Employee Director no longer wants to receive Common Stock in payment of his Director’s Fees.

(c)	Deferral of Receipt of Common Stock.

(i)	A Non-Employee Director may choose to defer receipt of any Common Stock in payment of his Director’s Fees pursuant to Section 4 of the Plan until the earlier of the following dates:

(A)	the first of the month following the date that the Non-Employee Director’s service as a Director ends; or

(B)	a specific date selected by the Non-Employee Director, which may not be earlier than the January 1 immediately following the first full calendar year after the date the Non-Employee Director makes the election to defer receipt of any Common Stock under the Plan.

(ii)	In order to defer receipt of any Common Stock as described in subsection (i) above, the Non-Employee Director must complete a deferral agreement furnished by the Secretary of the Company or his designee and return the completed form to the Company. The Non-Employee Director may terminate or amend the deferral agreement at any time by providing written notice to the Company, but the termination or amendment shall be deemed effective only with respect to compensation earned in the quarters following the date of such termination or amendment.

(d)	Stock Issuance. The shares of Common Stock to be issued pursuant to the election described in this Section shall be equal to the number of shares of Common Stock that could be purchased at the Closing Price on the last day of the calendar quarter during which the Director’s fees were earned with the dollar amount of the Director’s Fees that are being paid in Common Stock. To the extent this results in a fractional share, the number of shares to be issued to the Non-Employee Director shall be rounded up to the next whole share.

(e)	Certificate for Shares of Common Stock. A certificate representing the appropriate number of shares of Common Stock, subject to applicable law, shall be issued in the name of the Non-Employee Director, individually, or upon his request, in the name of another person or entity to which he has assigned his director’s fees, and shall be issued within ten days after the end of the calendar quarter for which the Director’s Fees are being paid. The certificate so issued shall contain a restrictive legend (i) prohibiting transfer of the shares in accordance with any election the Non-Employee Director may have made under a deferral Agreement; or (ii) if no deferral Agreement applies to the shares, stating that unless the restriction is waived by the Company, the shares represented by the certificate cannot be transferred for six months following the date of issuance of the certificate.

5.	STOCK OPTIONS

(a)	Grant. Subject to the provisions of the Plan and applicable law, all Options granted pursuant to the Plan shall have such terms and conditions as the Board in its sole discretion shall determine, all of which terms and conditions shall be specified in the particular Award Agreement, including the period during which such Option may be exercised in whole or in part, and the conditions under which such Option may be terminated and such other provisions as may be advisable to comply with law or the rules of any securities trading system or stock exchange.

(b)	Option Price. The option price at the time each Option is granted shall be the Fair Market Value of the Common Stock on the Date of Grant.

(c)	Exercise.

(i)	Each Option shall be exercisable at such times and subject to such terms and conditions as the Board may, in its sole discretion, specify in the applicable Award Agreement or thereafter, provided, however, that in no event may any Option granted hereunder be exercisable prior to the expiration of six months from the Date of Grant nor after the expiration of ten years from the Date of Grant. The Board may impose such conditions with respect to the exercise of Options, including without limitation, any relating to the application of federal or state securities laws, as it may deem necessary or advisable, restrictions on transfer of shares of Common Stock received upon exercise, or a portion thereof, after exercise, as the Board may deem advisable, including, without limitation, restrictions on, or acceleration of, the term or vesting based on market appreciation of the Common Stock, increases in the revenues, sales, net worth or net earnings of the Company or any Subsidiary, division or other component thereof, or the attainment of any other business or financial goal of the Company.

(ii)	No shares of Common Stock shall be delivered pursuant to any exercise of an Option until payment in full of the option price therefor is received by the Company. Such payment may be made in cash, or its equivalent, or by exchanging shares of Common Stock owned by the optionee (which are not the subject of any pledge or other security interest), or by a combination of the foregoing, provided that the combined value of all cash and cash equivalents and the Fair Market Value of any such Common Stock so tendered to the Company, valued as of the date of such tender, is at least equal to such option price. In addition, at the request of the Independent Director and to the extent permitted by applicable law, the Board may (but shall not be required to) approve arrangements with a brokerage firm under which that brokerage firm, on behalf of the Non-Employee Director, shall pay to the Company the exercise price of the Option being exercised (either as a loan to the Independent Director or from the proceeds of the sale of Common Stock issued pursuant to that exercise of the Option), and the Company shall promptly cause the exercised shares to be delivered to the brokerage firm. Such transactions shall be effected in accordance with the procedures that the Board may establish from time to time.

(d)	Each Option shall have the following additional conditions:

(i)	The Options shall not be transferable other than by will or the laws of descent and distribution and shall be exercisable during the Independent Director’s lifetime only by him, except as otherwise determined by the Board.

(ii)	Independent Directors shall have no right to receive any fractional shares of Common Stock upon the exercise of Options granted under the Plan.

(iii)	No optionee shall be deemed to be a holder of any shares of Common Stock until the issuance of certificates after the exercise of an Option. No adjustment shall be made for any dividends or distributions or other rights for which the record date is prior to the date such stock certificates are so issued.

(iv)	The number of shares of Common Stock subject to an Option and the price per share shall be appropriately adjusted pursuant to Section 7.

(v)	All Option Shares (and all shares of Common Stock received thereon as the result of any adjustment pursuant to Section 7) shall either be free of any restrictions (other than those imposed by applicable law) or in the discretion of the Board may be subject to restrictions or features similar to those referred to in Section 7 and set forth in the related Award Agreement.

6.	RESTRICTED STOCK

(a)	The Board may, with full authority and in its sole and complete discretion, grant Restricted Stock and determine the number of shares of Restricted Stock to be granted to an Independent Director.

(b)	Shares of Restricted Stock may not be sold, assigned, transferred, pledged, or otherwise encumbered, except as herein provided, during the Restricted Period. Certificates issued in respect of shares of Restricted Stock shall be registered in the name of the Independent Director and deposited by such Independent Director, together with a stock power endorsed in blank, with the Company or with the Company’s stock transfer agent. At the expiration of the Restricted Period, the Company or its stock transfer agent shall

deliver	such certificates to the Independent Director or the Independent Director’s legal representative.

7.	SHARES SUBJECT TO PLAN/MAXIMUM AMOUNT AVAILABLE FOR AWARDS

(a)	The maximum number of shares of Common Stock which may be issued, or in respect of which Awards may be made, under the Plan shall be a total of 240,000 shares of Common Stock, which may be in any combination of Options, Restricted Stock or any other right or option.

(b)	Shares of Common Stock issued under the Plan may be available from the authorized but unissued shares of Common Stock of the Company or from shares of Common Stock reacquired by the Company, including shares of Common Stock purchased in the open market. In the event that (i) an Option is settled for cash or expires or is terminated unexercised as to any shares of Common Stock covered thereby, or (ii) any Award in respect of shares of Common Stock is cancelled or forfeited for any reason under the Plan without the delivery by the Company of shares of Common Stock, such shares shall thereafter be again available for award pursuant to the Plan. In the event that any Option or other Award granted hereunder is exercised through the delivery of shares of Common Stock, the number of shares of Common Stock available for Awards under the Plan shall be increased by the number of shares so surrendered, to the extent permissible under Rule 16b-3 as interpreted from time to time by the Securities and Exchange Commission or its staff.

(c)	If at any time, or from time to time, the Company shall subdivide as a whole (by reclassification, by a stock split, by the issuance of a distribution on Common Stock payable in Common Stock or otherwise) the number of shares of Common Stock then outstanding into a greater number of shares of Common Stock, then (i) the maximum number of shares of Common Stock available for the Plan shall be increased proportionately, and the kind of shares or other securities available for the Plan shall be appropriately adjusted, (ii) the number of shares of Common Stock (or other kind of shares or securities) that may be acquired under any award under the Plan shall be increased proportionately, and (iii) the price (including Exercise Price) for each share of Common Stock (or other kind of shares or securities) subject to then outstanding awards shall be reduced proportionately, without changing the aggregate purchase price or value as to which outstanding awards remain exercisable or subject to restrictions.

(d)	If at any time, or from time to time, the Company shall consolidate as a whole (by reclassification, reverse stock split, or otherwise) the number of shares of Common Stock then outstanding into a lesser number of shares of Stock, (i) the maximum number of shares of Common Stock available for the Plan shall be decreased proportionately, and the kind of shares or other securities available for the Plan shall be appropriately adjusted, (ii) the number of shares of Common Stock (or other kind of shares or securities) that may be acquired under any award shall be decreased proportionately, and (iii) the price (including Exercise Price) for each share of Common Stock (or other kind of shares or securities) subject to then outstanding awards shall be increased proportionately, without changing the aggregate purchase price or value as to which outstanding awards remain exercisable or subject to restrictions.

(e)	In the event of any stock dividend, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase Common Stock, or other similar corporate event, not contemplated above affects the Common Stock such that an adjustment is deemed appropriate in order to preserve the benefits or potential benefits intended to be made available under this Plan, then the Board may in its sole discretion and in such manner as the Board may deem equitable adjust any or all of (i) the number and kind of shares which thereafter may be awarded or optioned and sold under the Plan, (ii) the number and kind of shares subject to Options and other Awards, and (iii) the grant, exercise or conversion price with respect to any of the foregoing and/or, if deemed appropriate, make provision for cash payment to a Non-Employee Director or a person who has an outstanding Option or other Award; provided, however, that the number of shares subject to any Option or other Award shall always be a whole number.

(f)	Whenever the number of shares of Common Stock subject to outstanding awards under the Plan and the price for each share of Common Stock subject to outstanding awards are required to be adjusted as provided in this Section, the adjustment and any notice thereof shall be made in accordance with the relevant section of the 7-Eleven, Inc. 1995 Stock Incentive Plan, as amended from time to time, or a successor plan. The calculations made shall be final, binding and conclusive. No fractional interest shall be issued under the Plan as a result of any adjustments.

8.	ADMINISTRATION OF THE PLAN

The Plan shall be administered by the Board, which may delegate authority to a committee comprised solely of two or more Independent Directors; however, such committee shall have no authority to (a) determine how many shares shall be given to any Non-Employee Director or (b) determine eligibility to participate in the Plan. Such committee may be authorized to interpret the Plan, prescribe, amend and rescind such rules and regulations relating to the Plan, as may be deemed advisable to protect the interests of the Company in connection with the operation of the Plan, and to make all other determinations necessary or advisable for the administration of the Plan, but only to the extent not contrary to the express provisions of the Plan. No member of the Board or of any such committee shall be liable for any action or determination made in good faith with respect to the Plan or any agreement entered into pursuant to the Plan. The determinations, interpretations, and other actions of the Board and of any such committee pursuant to the provisions of the Plan shall be binding and conclusive for all purposes and on all persons.

9.	DESIGNATION OF BENEFICIARY

Each Non-Employee Director who participates in the Plan shall name a beneficiary to receive any shares due such director pursuant to Section 4 at the time of his death, with the right to change such beneficiary at any time. In case or a failure to designate a beneficiary or the death of the designated beneficiary without a designated successor, such shares shall be issued to the estate of the Non-Employee Director. Disposition of Awards at the death of the Non-Employee Director shall be made in accordance with the terms of the Award.

10.	PLAN AMENDMENT, MODIFICATION, AND TERMINATION

The Board may at any time suspend, terminate, amend, or modify the Plan.

11.	PLAN EFFECTIVENESS

The Plan was initially adopted effective as of October 1, 1998, and shall continue until the earliest of the following to occur: (a) December 31, 2008; (b) the date on which all shares reserved for issuance under the Plan have been issued; and (c) the date the Plan is terminated by a resolution of the Board. The terms of this amended and restated Plan shall be effective as of April 23, 2003.

12.	GENERAL PROVISIONS

(a)	No Continuing Right as Director. Neither the adoption or operation of the Plan, nor the Plan itself or any document describing or relating to the Plan, or any part hereof, shall confer upon any Non-Employee Director any right to continue as a director of the Company or any subsidiary of the Company.

(b)	Nonalienation of Benefits. No Non-Employee Director shall have the right to sell, assign, transfer, or otherwise convey or encumber in whole or in part the right to receive any Common Stock under the Plan, except in accordance with the express provisions hereof, or the express provisions of an Award Agreement.

(c)	Binding Effect. The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation, or other reorganization of the Company, or upon any successor corporation or organization succeeding to all or substantially all of the assets and business of the Company. The terms and conditions of the Plan shall be binding upon each Non-Employee Director and his heirs, legatees, distributees, and legal representatives.

(d)	Severability. If any provision of the Plan or any agreement hereunder is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of the Plan or such agreement, as the case may be, but such provision shall be fully severable and the Plan or such agreement, as the case may be, shall be construed and enforced as if the illegal or invalid provision had never been included herein or therein.

(e)	Expenses. All expenses incident to the administration, protection, or termination of the Plan, including, but not limited to, legal and accounting fees, shall be paid by the Company.

(f)	Notices. Whenever any notice is required or permitted under the Plan or any agreement hereunder, such notice must be in writing and personally delivered or sent by mail. Any notice required or permitted to be delivered hereunder or under an agreement shall be deemed to be delivered on the date on which it is personally delivered, or on the third business day after it is deposited in the United States mail, certified or registered, postage prepaid, addressed to the person who is to receive it at the address that such person has theretofore specified by written notice delivered in accordance herewith. The Company or a Non-Employee Director may change, at any time and from time to time, by written notice to the other, the address that it or he had theretofore specified for receiving notices. Until such address is changed in accordance herewith, notices hereunder or under an agreement shall be delivered or sent (i) to the Non-Employee Director at his address as set forth in the records of the Company or (ii) to the Company at the principal executive offices of the Company clearly marked “Attention: Secretary”.

(g)	No Restriction of Corporate Action. Nothing contained in the Plan shall be construed to prevent the Company or any Subsidiary from taking any corporate action that is deemed by the Company or such Subsidiary to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan. No Non-Employee Director or other person shall have any claim against the Company or any subsidiary thereof as a result of such action.

(h)	Governing Law. The provisions of the Plan, and all agreements hereunder, shall be governed by and construed in accordance with the laws of the State of Texas.

(i)	Miscellaneous. Headings are given to the sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction of the Plan or any provisions hereof. The use of the masculine gender shall also include within its meaning the feminine. Wherever the context of the Plan dictates, the use of the singular shall also include within its meaning the plural, and vice versa.

UNDERGROUND PARKING AT CITYPLACE

RAMP 3
RAMP 2
exit
HASKELL AVENUE
WELDON STREET
Parking Garage A
Parking Garage B
Parking Garage C
Parking Garage D
enter
RAMP 5
RAMP 9
RAMP 8
RAMP 7
RAMP 6 (TRUCK DOCK)
CITYPLACE NORTH
CITYPLACE SOUTH
CONCOURSE
NORTH CENTRAL EXPRESSWAY
Indicates Elevator

Cityplace Center is located on the southeast corner of the intersection of Haskell Avenue and Central Expressway.

To enter the underground parking garages, use Ramp #2, Ramp #3 or Ramp #5.

- Enter Ramp #2 from left lane while eastbound on Haskell.
- Enter Ramp #3 from left lane while westbound on Haskell.
- Enter Ramp #5 from southbound Weldon.

Please note the procedures for the Cityplace Center's underground parking garages:

- At entrance ramp gate, push the button to **take a ticket**.
- Enter the garage after the gate is raised.
- **Bring the ticket with you** to the registration table for the meeting; **we will validate your ticket** so you will not be charged for parking.
- Proceed along roadway to entrance of garage "A," "B," "C" or "D" (note compact car spaces).
- Locate garage elevators, take elevator to Concourse Level "C."
- Exit Level "C" at the elevator lobby and follow signs to Cityplace Center entrance.
- Enter Cityplace Center at revolving door and proceed through the corridor to information kiosk.
- Take the Concourse Level elevator to the ground floor lobby and conference center.

Proxy - 7-Eleven, Inc.

Proxy Solicited on Behalf of the Board of Directors for the Annual Meeting of Shareholders - April 23, 2003

By signing this card, I appoint James W. Keyes, Bryan F. Smith, Jr. and David T. Fenton, and each of them (acting by majority, or if only one be present, then by that one alone) as my true and lawful agents and proxies, with full power of substitution and revocation, to vote as designated on the reverse side of this card, all the common stock of 7-Eleven, Inc. I have power to vote, with all powers I would possess if personally present, at the Annual Meeting of Shareholders of 7-Eleven, Inc. to be held on April 23, 2003, and at any adjournments of the meeting.

Unless otherwise marked, this proxy will be voted FOR the election of nominees named in Proposal No. 1 (election of directors), FOR Proposal No. 2 (ratification of the Board’s selection of PricewaterhouseCoopers, LLP, as 7-Eleven, Inc.’s independent accountants for 2003), FOR Proposal No. 3 (proposed amendment to the 7-Eleven, Inc. 1995 Stock Incentive Plan) and FOR Proposal No. 4 (proposed amendment to the 7 Eleven, Inc. Stock Compensation Plan for Non-Employee Directors). The proxy holders will use their discretion with respect to any other matter that is properly brought before the meeting, as referred to in Item No. 5.

PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE).

Holder Account Number

☒ Mark this box with an X if you have made

     changes to your name or address details above.

Annual Meeting Proxy Card

A  Election of Directors

1. The Board of Directors recommends a vote FOR the listed nominees.

	For	Withhold		For	Withhold		For	Withhold

01 - Toshifumi Suzuki	☐	☐	05 - Jay W. Chai	☐	☐	09 - Kazuo Otsuka	☐	☐

02 - Yoshitami Arai	☐	☐	06 - Gary J. Fernandes	☐	☐	10 - Lewis E. Platt	☐	☐

03 - Masaaki Asakura	☐	☐	07 - Masaaki Kamata	☐	☐	11 - Nobutake Sato	☐	☐

04 - Timothy N. Ashida	☐	☐	08 - James W. Keyes	☐	☐

B  Issues

The Board of Directors recommends a vote FOR the following proposals.

	For	Against	Abstain		For	Against	Abstain

2. Ratification of the appointment of the accounting firm PricewaterhouseCoopers LLP as independent accountants of 7-Eleven, Inc. for 2003.	☐	☐	☐	4. Amendment to the 7-Eleven, Inc. Stock Compensation Plan for Non-Employee Directors	☐	☐	☐
	For	Against	Abstain		For	Against	Abstain

3. Amendment to the 7-Eleven, Inc. 1995 Stock Incentive Plan.	☐	☐	☐	5. Other business. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournments thereof.	☐	☐	☐

C  Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

Date and sign exactly as your name appears above (or on this proxy card). Joint owners should each sign. When signing as administrator, executor, trustee, attorney, guardian, corporate officer, or in any capacity other than individually, please give your full title and indicate the capacity in which you are signing. By signing below, you acknowledge receiving a copy of 7-Eleven’s 2002 Annual Report and the accompanying Notice and Proxy Statement.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)

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